Exhibit 10.7

31St Street Holiday Inn

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made as of the 11th day of May, 2011 (“Effective Date”), between (i) CHSP 31ST STREET LLC, a Delaware limited liability company (“Buyer”), and (ii) HEENA HOTEL LLC, a New York limited liability company (“Seller”).

ARTICLE 1. INTERPRETATION

1.1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings indicated:

1.1.1. Accounting Firm: as defined in Section 10.6.

1.1.2. Action: any action, suit, arbitration, mediation, governmental investigation or other legal proceeding.

1.1.3. Allocation: as defined in Section 2.2.1.

1.1.4. Apportionment Time: 11:59 p.m. local time at the Hotel on the day preceding the Closing Date.

1.1.5. Approved Plans and Specifications: as defined in Section 3.11.

1.1.6. Buyer: as defined in the Preamble.

1.1.7. Buyer Indemnified Parties: as defined in Section 7.5.1.

1.1.8. Buyer Representatives: as defined in Section 5.1.2.

1.1.9. Buyer’s Designee: as defined in Section 11.1.

1.1.10. Closing: the consummation of the purchase and sale of the Hotel as contemplated by this Agreement.

1.1.11. Closing Date: the date on which the Closing occurs.

1.1.12. Code: the Internal Revenue Code of 1986, as amended.

1.1.13. Confidential Materials: books, records or files (whether in a printed or electronic format) that consist of or contain any of the following: appraisals; feasibility studies; market studies; strategic plans for the Hotel; internal analyses; information regarding the marketing of the Hotel for sale; information relating to obtaining internal authorization for the sale of the Hotel by Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller; information relating to properties other than the Hotel; [agreements between Seller and/or its affiliates or between Seller (and/or its affiliates) and any Franchisor (and/or its affiliates) relating to the Hotel that will be terminated as to the Hotel at or prior to Closing;] documents, information and agreements relating to Seller’s internal ownership and leasing structure for the Hotel; and the Excluded Property and any information or agreements relating thereto.

1.1.14. Consumables: (i) all unopened food and alcoholic or non-alcoholic beverages located at the Hotel, excluding any alcoholic beverages that may not be legally transferred to Buyer under Legal Requirements, (ii) all china, glassware, linens, silverware, kitchen and bar small goods, paper goods, guest supplies, engineering, maintenance, mechanical, fuel, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, laundry supplies, stationery, menus, uniforms, brochures and other promotional materials, (iii) all “Inventories” as defined in the Uniform System of Accounts and (iv) all other similar supplies and materials located at the Hotel.

1.1.15. Contract: any contract for services, maintenance and supplies, purchase order, booking and reservation agreement, credit card service agreement, equipment lease and any other contract or agreement to which Seller is a party relating to the use, maintenance, operation, provisioning or equipping of the Hotel, but excluding the Excluded Contracts.

1.1.16. Damages: damages, liabilities, losses, claims, costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred by a Person.

1.1.17. Deposit: as defined in Section 2.2.2.3.

1.1.18. Due Diligence Period: as defined in Section 5.1.1.

1.1.19. Effective Date: as defined in the Preamble.

1.1.20. Encumbrance: any lien, mortgage, deed of trust, security interest, pledge, charge, option, encroachment, easement, covenant, lease, reservation or restriction of any kind (whether recorded, perfected, choate or inchoate, actual or contingent) affecting title to all or any part of the Hotel.

1.1.21. Environmental Laws: all Legal Requirements in effect as of the Effective Date relating to the protection of the environment or to human health, or regulating the manufacture, use or disposal of Hazardous Substances.

1.1.22. Escrow Agent: See definition of “Title Company.” Title Company shall be the Escrow Agent hereunder.

1.1.23. Excluded Contracts: collectively, (i) the License Agreement, (ii) any national, regional or other Contract entered into by Licensor pursuant to which goods or services are provided to hotels in addition to the Hotel and which terminates upon termination of the License Agreement, and (iii) any Contracts for the design, engineering or construction of the Hotel or Contracts for the supply of materials for such design, engineering or construction.

1.1.24. Escrowed Amount: as defined in Section 2.3.

1.1.25. Escrow Agreement: as defined in Section 2.3.

1.1.26. Excluded Property: as described in Exhibit D.

1.1.27. Franchisor: Any national, international or other operator or license holder of hotel services and systems.

1.1.28. Furnishings: all furniture, fixtures, equipment, vehicles, rugs, mats, carpeting, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment located in or related to the Hotel, all items included within the definition of “Property and Equipment” under the Uniform System of Accounts and all other items of tangible personal property located at the Hotel (excluding the Consumables, Miscellaneous Hotel Assets and Excluded Property).

1.1.29. Guest Ledger: all charges accrued to the open accounts of any guests or customers of the Hotel as of the Apportionment Time for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel, and restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Hotel.

1.1.30. Hazardous Substance: any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, and toxic mold, in each case as regulated under Environmental Laws.

1.1.31. Hotel: collectively, (i) the Land, (ii) all right, title and interest of Seller in and to the Improvements located on the Land, (iii) all right, title and interest of Seller in and to the Furnishings, Consumables, Inventories, Miscellaneous Hotel Assets, assignable Permits and assignable Intellectual Property used or to be used in connection with the Hotel, and (iv) all right, title and interest of Seller in, to and under the Contracts; but excluding the Excluded Property and any other Confidential Materials.

1.1.32. Improvements: the buildings, structures (surface and sub-surface), installations, utility systems all elevators, escalators, furnaces, heating, ventilating and air-conditioning systems and equipment, electrical equipment, fire prevention and extinguishing apparatus located thereon and other improvements, including such fixtures and appurtenances as shall constitute real property, located on the Land.

1.1.33. Initial Deposit: as defined in Section 2.2.2.1.

1.1.34. Inspection Activities: as defined in Section 5.1.2.

1.1.35. Intellectual Property: (i) all trademarks, service marks, trade dress, logos and trade names used in connection with the Hotel (other than any of the foregoing belonging to any Franchisor), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (ii) all copyrightable works, all copyrights, and applications, registrations, and renewals in connection therewith, (iii) all software used in connection with the ownership and operation of the Hotel (including data, passwords, source codes and related documentation), and (iv) all trade secrets relating to the Hotel; but excluding the Confidential Materials and the Excluded Property.

1.1.36. Inventories: all sundry, gift shop and other merchandise held for resale at the Hotel, excluding any such merchandise owned by any Person other than Seller under any space lease, lease, license or concession agreement which provides for the use or occupancy of space or facilities at the Hotel.

1.1.37. Land: the land described in Schedule 1.1.37, together with all right, title and interest of Seller in and to (i) all rights, ways, easements, covenants, privileges and appurtenances thereto, (ii) all strips and gores appurtenant thereto, (iii) any land lying in the bed of any streets, roads and alleys appurtenant thereto, (iv) air space, vault and subterranean space and (v) oil, gas, water and other mineral or similar rights.

1.1.38. Lease: shall mean any lease, license, concession and/or other occupancy agreement for the use or occupancy of any portion of the Land or Improvements, including, without limitation, any guaranties related thereto (collectively, the “Leases”), excluding transient occupancy rights of hotel guests, if any, Contracts and the License Agreement.

1.1.39. Lease Deposits: shall mean all tenant reimbursable deposits and escrows (and any required interest thereon) paid by any tenant under any Lease and not returned, released or applied by Seller prior to the Closing Date.

1.1.40. Legal Requirement: any federal, state, local or municipal constitution, law, statute, ordinance, rule, order or regulation.

1.1.41. License Agreement: collectively, the Holiday Inn Hotel New Development License Agreement between Licensor and Seller, dated as of June 29, 2010, and the other agreements, if any, between Seller and Licensor that provide for the use of certain marks and systems of Licensor at the Hotel.

1.1.42. Licensor: Holiday Hospitality Franchising, Inc., a Delaware corporation.

1.1.43. Miscellaneous Hotel Assets: (i) all governmental licenses, approvals, authorizations and permits respecting the development, use or occupancy of the Improvements, (ii) all general intangibles relating to the operation and use of the Hotel, (iii) all rights and work product under the Contracts, (iv) all of Seller’s interest in third-party warranties respecting the manufacture, construction, installation, use, operation or condition of any portion of the Improvements or the Hotel, including, without limitation, relating to subsection (ii) hereinabove (individually, a “Warranty,” and collectively, the “Warranties”), (v) receipts, accounting and business records, books and files relating solely to ownership or operation of the Hotel other than the Confidential Materials, (vi) Seller’s interest in all as-built and final plans and specifications, if any, all other plans and specifications, blueprints, drawings and written operating manuals and user guides for any portion of the Improvements or the Hotel, and (vii) keys and lock and safe combinations relating to the Hotel, but excluding the Excluded Property.

1.1.44. New License Agreement: as defined in Section 5.7.1.

1.1.45. Permits: all governmental licenses, permits, permissions and entitlements used in or relating to the Hotel.

1.1.46. Permitted Exceptions: collectively, (i) the matters approved or deemed approved by Buyer in accordance with Section 5.2.3 and (ii) the lien for real estate taxes and assessments not yet due and payable as of the Closing Date.

1.1.47. Person: a natural person or any legal or governmental entity.

1.1.48. Punchlist Escrowed Amount: as defined in Section 2.4.

1.1.49. Punchlist Escrow Agreement: as defined in Section 2.4

1.1.50. Purchase Price: as defined in Section 2.2.1.

1.1.51. Second Deposit: as defined in Section 2.2.2.2.

1.1.52. Seller: as defined in the Preamble.

1.1.53. Seller Indemnified Parties: as defined in Section 7.5.2.

1.1.54. Seller’s Knowledge: the actual current knowledge of Khandu Patel and Nayan Patel, but without any obligation to review files or make inquiry of any other Person. No knowledge of any other Person shall be imputed to Seller.

1.1.55. Settlement Statement: as defined in Section 10.1.3.

1.1.56. Survey: as defined in Section 5.2.2.

1.1.57. Survival Date: the date that is six (6) months after the Closing Date.

1.1.58. Title Commitment: as defined in Section 5.2.1.

1.1.59. Title Company: Terra Nova Title & Settlement Services, 1725 DeSales Street, NW, Suite 401, Washington, DC 20036, Attention: Christopher Clarke (or as otherwise may be designated by Buyer).

1.1.60. Transaction Documents: The documents to be executed and delivered by Buyer and/or Seller at Closing, including, without limitation, those described in Section 7.2 and 7.3 herein.

1.1.61. True-up: as defined in Section 10.1.3.

1.1.62. Uniform System of Accounts: the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, 2006, as published by the Hotel Association of New York City, Inc.

1.1.63. Warrant(y)(ies): as defined in Section 1.1.43.

1.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to conflicts of laws principles applicable to agreements made, and to be performed within, the State of New York).

1.3. Captions, Numbering and Headings. Captions, numbering and headings of Articles, Sections, Schedules and Exhibits in this Agreement are for convenience of reference only and shall not be considered in the interpretation of this Agreement. References in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to be references to such Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise expressly specified.

1.4. Number; Gender. Whenever required by the context, the singular shall include the plural, the neuter gender shall include the male gender and female gender, and vice versa.

1.5. Business Day. In the event that the date for performance of any obligation or the exercise of any right or option under this Agreement falls on other than a Business Day, then such obligation shall be performed on the next succeeding Business Day. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in the State of New York are not open for business. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not Business Days.

1.6. Severability. In the event that one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable, each such provision shall be deemed severable and the remaining provisions of this Agreement shall continue in full force and effect, unless this construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

1.7. No Oral Modifications or Waivers. No modification of this Agreement shall be valid or effective unless the same is in writing and signed by Seller and Buyer. No purported waiver of any of the provisions of this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

1.8. Exhibits. All Schedules and Exhibits referenced in this Agreement are incorporated by this reference as if fully set forth in this Agreement, and all references to this Agreement shall be deemed to include all such Schedules and Exhibits.

1.9. Integration. This Agreement, all Schedules and Exhibits appended to this Agreement, the documents and agreements referenced in this Agreement contain the entire understanding between Seller and Buyer with respect to the sale of the Hotel, and are intended to be a full integration of all prior or contemporaneous agreements, conditions, understandings or undertakings between Seller and Buyer with respect thereto. There are no promises, agreements, conditions, undertakings, understandings, warranties or representations, whether oral, written, express or implied, between Seller and Buyer with respect to the sale of the Hotel other than as are expressly set forth in this Agreement, the Schedules and Exhibits appended to this Agreement, the documents and agreements referenced in this Agreement.

1.10. No Construction Against Drafter. This Agreement has been negotiated and prepared by Seller and Buyer and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

1.11. Including. The term “including,” and variants thereof, shall mean “including without limitation.”

ARTICLE 2. SALE OF HOTEL

2.1. Sale and Purchase. Subject to and in accordance with the terms of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Hotel.

2.2. Purchase Price; Deposits.

2.2.1. The purchase price (“Purchase Price”) for the sale and purchase of the Hotel shall be Fifty-Two Million Two Hundred Thousand Dollars ($52,200,000.00), subject to the debits and credits described in ARTICLE 10. Seller and Buyer shall cooperate with each other in good faith to arrive, prior to the Closing, at a mutually acceptable allocation of the Purchase Price (the “Allocation”) among the Land, the Improvements and the personal property, with the amount allocable to personal property being further allocated between tangible personal property and intangible property. Seller and Buyer agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto, and (iii) refrain from, and cause their affiliates to refrain from, taking a position inconsistent with the Allocation for all tax purposes. If Seller and Buyer cannot agree upon the Allocation prior to the Closing, each party shall file federal, state and local tax returns based on each party’s own determination of the Allocation, each bearing its own consequences of any discrepancies.

2.2.2. The Deposits and Purchase Price shall be payable as follows:

2.2.2.1. Within three (3) Business Days following the execution and delivery of this Agreement by Seller and Buyer, Buyer shall deposit into escrow with Escrow Agent the sum of One Million Dollars ($1,000,000.00) (“Initial Deposit”) by wire transfer of immediately available funds.

2.2.2.2. If Buyer shall not terminate this Agreement as and in the manner provided in Section 5.1.1. hereof, on or prior to the expiration of the Due Diligence Period, Buyer shall deposit into escrow with Escrow Agent the sum of One Million Dollars ($1,000,000.00) (“Second Deposit”) by wire transfer of immediately available funds.

2.2.2.3. The Initial Deposit and, if and when made, the Second Deposit, together with any interest accrued on either of them, shall be referred to collectively as the “Deposit.” The Deposit shall be held in accordance with Section 8.1. At Closing, the Deposit shall be paid to or at the direction of Seller and credited against the Purchase Price.

2.2.2.4. At Closing, Buyer shall pay the balance of the Purchase Price to or at the direction of Seller by wire transfer of immediately available funds.

2.3. Permanent Certificate of Occupancy Escrow. In the event that a final unconditional Certificate of Occupancy has not been issued for the Hotel at the time of Closing, a portion of the Purchase Price (the “Escrowed Amount”) shall be retained, maintained and disbursed by Escrow Agent pursuant to the terms of an Escrow Agreement to be mutually agreed upon during the Due Diligence Period (the “Escrow Agreement”), which shall (i) provide for release of a portion of the Escrowed Amount as the work necessary to obtain a final certificate of occupancy is completed, subject to a ten percent (10%) retainage, and (ii) provide for an outside date for completion of such work of 179 days. The estimated cost to complete the items required by the City of New York to issue a final Certificate of Occupancy shall be mutually determined by Seller and Buyer, in consult with each of their project managers, acting reasonably and in good faith, at least two (2) Business Days prior to the Closing Date. In the event that Seller and Buyer are unable to mutually agree on such estimated cost, then the project managers for Buyer and Seller shall select a third party estimator (who shall be a construction professional with not less than fifteen (15) years’ experience in major construction projects in New York City) who shall determine such fair market value, and the determination of the third party estimator shall be binding upon the parties hereto. In the event that the parties are unable to agree on a third party estimator, then the selection of such estimator will be determined by binding arbitration under the rules of the American Arbitration Association.

2.4. Punchlist Escrow. In the event that Licensor (if a New License Agreement is to entered into with Licensor as contemplated by Section 5.7.1 hereof) or Buyer (in its good faith judgment) determines that the Hotel was not completed in accordance with the Approved Plans and Specifications, a portion of the Purchase Price (the “Punchlist Escrowed Amount”) shall be retained, maintained and disbursed by Escrow Agent pursuant to the terms of an Escrow Agreement to be mutually agreed upon during the Due Diligence Period (the “Punchlist Escrow Agreement”) which shall (i) provide for release of a portion of the Escrowed Amount as the work is completed and approved by Licensor (if a New License Agreement is entered into with Licensor) or by Buyer (if no New License Agreement is entered into with Licensor), such approval of Buyer not to be unreasonably withheld, and (ii) provide for an outside date for completion of such work of 179 days. Such Escrowed Amount shall be mutually determined by Seller and Buyer acting reasonably and in good faith at least two (2) Business Days prior to the Closing Date. In the event that Seller and Buyer are unable to mutually agree on such estimated cost, then the project managers for Buyer and Seller shall select a third party estimator (who shall be a construction professional with not less than fifteen (15) years’ experience in major construction projects in New York City) who shall determine such fair market value, and the determination of the third party estimator shall be binding upon the parties hereto. In the event that the parties are unable to agree on a third party estimator, then the selection of such estimator will be determined by binding arbitration under the rules of the American Arbitration Association. In the event an item to be completed is covered under the escrow established pursuant to Section 2.3 above, then, to avoid duplication, such item will not be included in the Punchlist Escrowed Amount (it being the intent of the parties that, in such event, the cost of the item will be escrowed pursuant to Section 2.3 above).

2.5. Condition of Hotel. Except as specially set forth in ARTICLE 3 herein or in the Transaction Documents, Buyer acknowledges and agrees that, assuming Buyer does not terminate this Agreement in accordance with Sections 5.1.1 or 6.2, Buyer has been given a reasonable opportunity to inspect and investigate the Hotel, all improvements thereon and all aspects relating thereto, including all of the physical, environmental and operational aspects of the Hotel, either independently or through agents and experts of Buyer’s choosing and Buyer will acquire the Hotel based solely upon Buyer’s own investigation and inspection thereof, and the Hotel shall be sold and Buyer shall accept possession of the Hotel on the Closing Date “AS IS,” “WHERE IS,” and “WITH ALL FAULTS,” with no right of set-off or reduction in the Purchase Price, and such sale shall be without representation or warranty of any kind, whether express, implied, statutory or otherwise, including any warranty of income potential, operating expenses, uses, merchantability or fitness for a particular purpose, and Seller hereby disclaims and renounces any such representation or warranty. The provisions of this Section 2.5 shall survive the Closing indefinitely.

ARTICLE 3. SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Buyer as follows:

3.1. Good Standing. Seller is duly organized, validly existing and in good standing under the laws of the state of its organization, and has all requisite limited liability company power and authority to conduct the business in which it is now engaged. Seller is duly qualified to do business and in good standing under the laws of the state in which the Hotel is located.

3.2. Due Authorization. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement will have been duly and validly authorized by all requisite actions of Seller. Assuming the due execution and delivery of this Agreement by Buyer, this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. No consent, waiver or approval by any third party which heretofore has not been obtained is required in connection with the execution and delivery of this Agreement by Seller or the performance under this Agreement by Seller. Notwithstanding the foregoing, Buyer acknowledges that Seller’s performance of its obligations hereunder is subject to the approval of Seller’s investors, and Seller shall have the right to terminate this Agreement by written notice to Buyer given prior to the end of the Due Diligence Period if such consent cannot be obtained. In the event of such termination, Buyer shall be entitled to a return of the Deposit.

3.3. No Violations. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement will not (i) to Seller’s Knowledge, violate any Legal Requirement or any order of any court or governmental authority that is binding on Seller or the Hotel; (ii) result in a breach of or default under any contract or other agreement to which Seller is a party or by which the Hotel is bound, (iii) result in a breach of or default under any provision of the organizational documents of Seller, or (iv) result in any encumbrance against the Hotel other than the Permitted Exceptions.

3.4. Bankruptcy. Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

3.5. Litigation. Except as set forth in Schedule 3.5, there are no Actions pending or, to Seller’s Knowledge, threatened against Seller affecting the Hotel, before any court or governmental authority, an adverse determination of which would materially adversely affect (i) the financial condition or operations of Seller or the Hotel, (ii) Seller’s ability to enter into or perform this Agreement, or (iii) Seller’s title to the Hotel. Schedule 3.5 sets forth all currently pending Actions which relate to the Hotel. Seller shall have the right to update the representation set forth in the second sentence of this Section 3.5 to reflect (x) any Action that becomes pending after the Effective Date, and (y) any threatened or contemplated Action that first becomes known to Seller after the Effective Date.

3.6. Compliance with Laws. Seller has received no written notice from any governmental authority that Seller or the Hotel is in (or threatened) violation of any laws, rules, regulations, health and sanitation codes, zoning ordinances, environmental assessment or impact requirements applicable to the Hotel or Seller. Seller shall have the right to update the representation set forth in this Section 3.6 to reflect any such written notice received by Seller after the Effective Date.

3.7. Condemnation. There are no pending condemnation actions with respect to the Hotel, and to Seller’s Knowledge there are no threatened or contemplated condemnation actions with respect to the Hotel. Seller shall have the right to update the representation set forth in this Section 3.7 to reflect (i) any condemnation that becomes pending after the Effective Date, or (ii) any threatened or contemplated condemnation that first becomes known to Seller after the Effective Date, in which event the provisions of ARTICLE 9 shall control.

3.8. Title to Personal Property. Except as set forth in Schedule 3.8, Seller has good fee title to the Furnishings, Consumables, Inventories, and Miscellaneous Hotel Assets, free and clear of any Encumbrances other than (i) Encumbrances which will be paid out of the Purchase Price or which will be subject to adjustment under ARTICLE 10 at Closing, (ii) any security interests disclosed to Buyer in writing at least two (2) Business Days prior to the end of the Due Diligence Period, and (iii the Permitted Exceptions. To Seller’s Knowledge, as of the Effective Date, there are no equipment leases affecting the Furnishings or Miscellaneous Hotel Assets at the Hotel or any Leases affecting the Hotel except as set forth on Schedule 3.8.

3.9. Contracts. Other than as set forth in Schedule 3.9, there are no Contracts affecting the Hotel. True, correct and complete copies of the Contracts have been provided by Seller to Buyer. Except as set forth in Schedule 3.9, as of the Effective Date, all Contracts are in full force and effect, Seller has performed all material obligations on the part of Seller to be performed under each such Contract and Seller has received no written notice of default from any service provider which remains uncured, and, to Seller’s Knowledge, no service provider is in material default thereunder. On the Closing Date, Seller shall terminate any management contract for the Hotel effective as of the Closing Date, and any other Contracts not accepted by Purchaser hereunder, provided, however, that Buyer shall pay any and all cancellation fees, liquidated damages, and other expenses associated with any such termination to the extent set forth in Schedule 3.9. Seller shall have the right to update the representation set forth in this Section 3.9 to reflect any changes thereto of which Seller becomes aware after the Effective Date.

3.10. Leases. Other than as set forth in Schedule 3.10, there are no Leases affecting the Hotel, no Person has any right or option to occupy or acquire the Hotel pursuant to a Lease or otherwise and no Person has been a guest of the Hotel for thirty (30) days or more, and there are no Lease Deposits. True, correct and complete copies of the Leases have been provided by Seller to Buyer. Except as set forth on Schedule 3.10, as of the Effective Date, all Leases are in full force and effect, Seller has performed all material obligations on the part of Seller to be performed under each such Lease and Seller has received no written notice of default from any counterparty to a Lease which remains uncured, and, to Seller’s Knowledge, no service provider is in material default thereunder. Seller shall have the right to update the representation set forth in this Section 3.10 to reflect any changes thereto of which Seller becomes aware after the Effective Date.

3.11. Plans and Specifications. Schedule 3.11 is a true, correct and complete list of all plans and specifications, blue prints and drawings for the Hotel (including, without limitation, any restaurant space), including any modifications thereof, in the form approved by Licensor, true, correct and complete copies of which have been provided by Seller to Buyer (the “Approved Plans and Specifications”). Except as set forth in Schedule 3.11, such Approved Plans and Specifications have not been materially changed or modified since their approval by Licensor. On or before the end of the Due Diligence Period, Seller and Buyer shall agree on a revised Schedule 3.11, and Seller shall certify to Buyer that such Schedule 3.11 is true, correct and complete. This Agreement shall be deemed modified to substitute such Schedule 3.11 for the one originally attached hereto.

3.12. Employees. At all times during Seller’s ownership of the Hotel, there have been (i) no employees of the Hotel and (ii) no accrued salary, vacation time or other benefits accruing, paid or payable to any person by, or on behalf of Seller, in connection with the ownership or operation of the Hotel (including by any manager or licensor).

3.13. Union Contracts. No employment contracts or collective bargaining agreements exist or have ever existed with respect to the Hotel. Seller has no knowledge of any strike, work stoppage or other labor dispute relating to the operation on the Hotel or threatened by any union and has no knowledge of any application pending or threatened for certification of a collective bargaining agent.

3.14. FIRPTA. Seller is not a foreign person as defined in the Internal Revenue Code of 1986, as amended, and, on the Closing Date, Seller shall execute and deliver a certification of nonforeign status in the form reasonably required by the title or settlement agent conducting closing hereunder.

3.15. Environmental. Except as set forth in the reports identified on Schedule 3.15 to this Agreement and except for paints, commercial cleaning agents and other substances ordinarily used in the repair, maintenance or operation of the Hotel (but only to the extent such materials have been used, stored and disposed of in accordance in all material respects with applicable Environmental Laws), (i) Seller has not used the Hotel for the storage, manufacture, treatment or disposal of Hazardous Substances, (ii) to Seller’s Knowledge, the Hotel has not been used for the storage, manufacture, treatment or disposal of Hazardous Substances, (iii) to Seller’s Knowledge, no Hazardous Substances requiring remediation or removal are located on, in or under the Hotel, and (iv) and no action under any Environmental Laws has been taken against Seller with respect to the Hotel. Seller shall have the right to update the representation set forth in this Section 3.15 to reflect any changes thereto of which Seller becomes aware after the Effective Date.

3.16. Permits. Seller has received, or will receive prior to Closing, all permits and approvals necessary or required for the construction of the Hotel and for the opening for business of the Hotel as a hotel having not less than 115 guest rooms and for the operation thereof, including, without limitation, a Certificate of Authority, a Certificate of Fitness, an elevator inspection certificate, sign/marquee permit, boiler inspection certificate, inspection certificate regarding exterior walls and appurtenances, food services permits or certificates, and fuel oil storage permits, all to the extent such items are required by applicable law. All such permits, to the extent received prior to the making of this representation, are in full force and effect and Seller has not received any written notice from any governmental authority that Seller or the Hotel is in violation of any such permit or approval. Seller has provided true, correct and complete copies to Buyer of all such permits. Seller has not filed or applied for any re-zoning of the Hotel. Seller shall have the right to update the representation set forth in this Section 3.16 to reflect any such written notice received by Seller after the Effective Date.

3.17. Warranties. Schedule 3.17 is a true, correct and complete list of all Warranties affecting the Hotel. True, correct and complete copies of the Warranties have been provided by Seller to Buyer. Except as set forth in Schedule 3.17, as of the Effective Date, all Warranties are in full force and effect, Seller has performed all material obligations on the part of Seller to be performed under each such Warranty and Seller has received no written notice of default from any service provider which remains uncured, and, to Seller’s Knowledge, no service provider is in material default thereunder. On or before the end of the Due Diligence Period, Seller and Buyer shall agree on a revised Schedule 3.17, and Seller shall certify to Buyer that such Schedule 3.17 is true, correct and complete. This Agreement shall be deemed modified to substitute such Schedule 3.17 for the one originally attached hereto.

3.18. Taxes. Except for real estate taxes and assessments not yet due and payable as of the Closing Date and except for taxes apportioned to Buyer as of the Apportionment Time pursuant to Section 10.2.12, Seller has paid or will pay prior to Closing all real estate, personal property, sales, use, rooms, occupancy, excise and similar taxes and any and all other taxes, levies and assessments attributable to the Hotel, and Seller is not currently engaged in any tax appeal or related proceeding with respect to any such tax, levy or assessment.

3.19. Terrorist Organizations Lists. Seller is not acting, directly or indirectly, for or on behalf of any Person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any Person designated in Executive Order 13224 as a Person who commits, threatens to commit, or supports terrorism. Seller is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such Person.

3.20. Seller’s Knowledge. The Person or Persons named in the definition of “Seller’s Knowledge” are the Person(s) responsible for the ownership, operation, development, construction and management of the Hotel and who has, have or should have knowledge of the subject matter of the representations and warranties set forth in this ARTICLE 3.

Except as updated in accordance with this Agreement, all of the foregoing representations and warranties of Seller shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

ARTICLE 4. BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Seller as follows:

4.1. Good Standing. Buyer is duly organized, validly existing and in good standing under the laws of the state of its organization, and has full power and authority to conduct the business in which it is now engaged. Buyer is duly qualified to do business and in good standing under the laws of the state in which the Hotel is located, or will be so qualified and in good standing as of the Closing Date.

4.2. Due Authorization. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of Buyer and its partners. Assuming the due execution and delivery of this Agreement by Seller, this Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. No consent, waiver or approval by any third party which heretofore has not been obtained is required in connection with the execution and delivery of this Agreement by Buyer or the performance under this Agreement by Buyer. Notwithstanding the foregoing, Seller acknowledges that Buyer’s performance of its obligations hereunder is subject to the approval of Buyer’s investors, and Buyer shall have the right to terminate this Agreement by written notice to Seller given prior to the end of the Due Diligence Period if such consent cannot be obtained. In the event of such termination, Buyer shall be entitled to a return of the Deposit.

4.3. No Violations. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement will not: (i) to Buyer’s knowledge, violate any Legal Requirement or any order of any court or governmental authority that is binding on Buyer; (ii) result in a breach of or default under any contract or other agreement to which Buyer is a party, or (iii) result in a breach of or default under any provision of the organizational documents of Buyer.

4.4. Bankruptcy. Buyer is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

4.5. Litigation. There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer before any court or governmental authority, an adverse determination of which would materially adversely affect (i) the financial condition of Buyer, or (ii) Buyer’s ability to enter into or perform this Agreement.

4.6. Terrorist Organizations Lists. Buyer is not acting, directly or indirectly, for or on behalf of any Person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any Person designated in Executive Order 13224 as a Person who commits, threatens to commit, or supports terrorism. Buyer is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such Person.

ARTICLE 5. ACTIONS PENDING CLOSING

5.1. Due Diligence Period.

5.1.1. Buyer shall have a period from the Effective Date through 5:00 p.m. Eastern time on May 27, 2011 (“Due Diligence Period”) within which to undertake such inspections and investigations of the Hotel as Buyer deems desirable to evaluate the financial and physical condition of the Hotel and such other matters that Buyer may deem relevant. If Buyer, in its sole discretion, shall determine that the Hotel or any matter related to the Hotel is unsatisfactory, then Buyer may terminate this Agreement by written notice (“Termination Notice”) to Seller and Escrow Agent prior to the end of the Due Diligence Period. If Buyer elects not to terminate this Agreement in such manner, then Buyer shall deliver the Second Deposit to Escrow Agent in accordance with Section 2.2.2.2. Time is of the essence with respect to the giving of a Termination Notice and the delivery of the Second Deposit in accordance with this Section 5.1.1. Upon the giving of a Termination Notice prior to the expiration of the Due Diligence Period, this Agreement shall terminate, Escrow Agent shall promptly, but in any event within three (3) Business Days of the Termination Notice, return the Deposit to Buyer and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement.

5.1.2. Subject to the terms of this Agreement, Buyer and its representatives, agents and contractors (collectively, “Buyer Representatives”) may enter onto the Hotel during regular business hours and upon reasonable prior notice to Seller for the sole purpose of undertaking such inspections and investigations of the Hotel as Buyer deems desirable to evaluate the Hotel (collectively, “Inspection Activities”). The Inspection Activities may be conducted during the Due Diligence Period and thereafter until Closing, but shall in all events be subject to the following conditions:

5.1.2.1. All Inspection Activities shall be at the sole cost and expense of Buyer and at Buyer’s sole risk.

5.1.2.2. In undertaking the Inspection Activities, Buyer shall (and shall cause Buyer Representatives to) comply with all applicable Legal Requirements.

5.1.2.3. At Seller’s option, Buyer Representatives shall be accompanied by a representative of Seller during any such entry upon the Hotel.

5.1.2.4. Buyer agrees that all Inspection Activities shall be subject to the rights of Seller and of tenants of the Hotel, and shall be conducted in a manner not disruptive to Seller, tenants, guests, or invitees at the Hotel or otherwise to the operation of the Hotel.

5.1.2.5. Buyer Representatives shall notify Seller prior to making any contact or communication with any tenant at the Hotel.

5.1.2.6. Buyer shall notify Seller prior to making any contact with any governmental or quasi-governmental authority regarding the Hotel.

5.1.2.7. In the event Buyer desires to conduct any physically invasive Inspection Activities such as sampling of soils or drilling wells, Buyer shall provide Seller with the scope of the work to be done and the name of the contractor to conduct such work, and shall request Seller’s prior consent thereto, which consent shall be granted or withheld in Seller’s reasonable discretion (it being understood that Seller shall not be deemed to have been unreasonable in withholding consent to any invasive testing following the end of the Due Diligence Period).

5.1.2.8. Prior to entry onto the Hotel, Buyer shall provide Seller with a certificate of insurance evidencing that Buyer maintains insurance, on an occurrence basis from a company with an “A-:IX” or better rating from A.M. Best Company, naming Seller and, at Seller’s option, Seller’s mortgage lender, as additional insureds, in the following amounts:

Commercial General Liability:	$1,000,000 combined single limit/ $2,000,000 general aggregate

5.1.2.9. Buyer shall (i) restore the Hotel, at its own expense, to substantially the same condition which existed prior to any Inspection Activities; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any other work for Buyer Representatives on or related to the Hotel.

5.1.3. Buyer agrees to and hereby does indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all claims, liabilities and damages, including mechanic’s and materialmen’s liens, caused by the entry by Buyer Representatives onto the Hotel pursuant to this Agreement, provided that Buyer shall not be so liable for the mere discovery by Buyer Representatives of any existing condition at the Hotel. Buyer’s obligations under this Section 5.1.3 shall survive the Closing or termination of this Agreement indefinitely.

5.1.4. Seller shall make or cause to be made available to Buyer for inspection and copying all books, records and files of Seller related to the Hotel (other than the Confidential Materials). Any inspection of such books, records and files shall be during regular business hours and upon reasonable prior notice to Seller. Seller makes no representation or warranty with respect to the accuracy or completeness of such books, records and files.

5.1.5. Buyer shall, at Seller’s election and at no cost to Seller (but without representation or warranty of any kind), furnish to Seller copies of any third-party reports received by Buyer relating to any inspections of the Hotel conducted on Buyer’s behalf, except as prohibited by the provider or the terms of such report.

5.1.6. Upon any termination of this Agreement, Buyer shall promptly: (i) deliver to Seller all books, records and files (and all copies thereof) obtained by Buyer pursuant to this Section 5.1, (ii) if requested by Seller, and not prohibited by the applicable counterparty or by the terms of the applicable report and without the right of Seller to rely thereon, deliver to Seller copies of the following due diligence materials obtained by, or prepared on behalf of, Buyer in connection with the Hotel: (w) title commitment and underlying title documents, (x) survey, (y) environmental reports and (z) zoning report, (iii) if requested by Seller, destroy all memoranda, notes and other writings prepared by Buyer Representatives and containing any information described in the foregoing clause (i). Buyer’s obligations under this Section 5.1.6 shall survive the Closing or termination of this Agreement indefinitely.

5.2. Title and Survey.

5.2.1. Buyer shall, at Buyer’s sole cost and expense, obtain a commitment for an ALTA Owner’s Policy of Title Insurance (collectively, “Title Commitment”) issued by the Title Company prior to the end of the Due Diligence Period with respect to the Land and Improvements. At its option and at its sole cost, Buyer may obtain such updates or modifications to the Title Commitment as Buyer deems necessary or desirable. Buyer shall promptly provide Seller with copies of the Title Commitment and all such updates and modifications.

5.2.2. Buyer shall, at Buyer’s sole cost and expense, obtain a survey of the Land (“Survey”) prior to the end of the Due Diligence Period. At its option and at its sole cost, Buyer may obtain such updates or modifications of the Survey as Buyer deems necessary or desirable. Buyer shall promptly provide Seller with copies of all such updates and modifications, and shall request that Seller be permitted to rely thereon as a named party. Seller intends to obtain, in connection with the application for the issuance of the Temporary Certificate of Occupancy, at Seller’s sole cost and expense, an update of the Survey. Seller shall promptly provide Buyer with copies of any such update, and shall request, and Seller shall request that Buyer be permitted to rely thereon as a named party.

5.2.3. Except for the foregoing and as otherwise expressly agreed in writing by Seller, any item (i) reflected in the Title Commitment or the Survey which is not objected to by Buyer in writing prior to the end of the Due Diligence Period, or (ii) reflected in any update to the Title Commitment or Survey performed after the end of the Due Diligence Period that is not objected to by Buyer in writing within three (3) Business Days following delivery to Buyer of such update, together with a copy of such new item (the parties hereby agree to extend the date for Closing if necessary to provide such three (3) Business Day period to Buyer) shall be deemed to have been approved by Buyer and shall be Permitted Exceptions for all purposes under this Agreement.

5.2.4. Seller shall, within three (3) Business Days after notice from Buyer of any title or survey matter to which Buyer is entitled to object hereunder, notify Buyer in writing either (a) that Seller elects to cure said items by Closing, or (b) that Seller elects not to cure said items by Closing, provided, that, Seller shall be required to cure any item caused by Seller and liquidated in amount, and, in the latter case, Buyer shall have the right to terminate this Agreement and receive a return of the Deposit by giving written notice of such termination to Seller on or before the later of (i) three (3) Business Days after receipt of written notice from Seller of its election not to cure any such matters, or (ii) expiration of the Due Diligence Period. Buyer’s failure to so terminate this Agreement shall be deemed to be a waiver of Buyer’s objection to such unacceptable items that Seller has not agreed to cure, which shall become Permitted Exceptions hereunder. In the event that Seller elects to cure any such title or survey matter, Seller shall have ten (10) days from such election to cure such items (except in the case of monetary liens, in which case Seller shall have until the time of Closing), and the parties hereby agree to extend the date for Closing if necessary to provide such ten (10) day period to Seller. Seller may use a portion of the Purchase Price to effect such cure at Closing. In no event shall Seller be required to cure any lien arising out of Buyer’s Inspection Activities for which Buyer is obligated to indemnify Seller under Section 5.1.3 above or which arises out of Buyer’s actions.

5.2.5. Seller shall provide to the Title Company an owner’s title affidavit and gap indemnity in customary form in New York City and otherwise reasonably satisfactory to the Title Company and Seller, such form to be agreed upon during the Due Diligence Period. Seller’s failure to provide the foregoing to the reasonable satisfaction of the Title Company shall be deemed a failure of Buyer’s condition pursuant to Section 6.2 and Buyer shall have all rights and remedies provided for therein.

5.3. Operation of Hotel; Seller Covenants. Prior to Closing, unless Buyer consents otherwise, which consent will not be unreasonably withheld, conditioned or delayed, Seller shall:

5.3.1. continue to maintain the insurance currently carried by Seller with respect to the Hotel.

5.3.2. not enter into, amend or otherwise modify any Contract or Lease or Warranty unless (i) any such new Contract or such amendment or modification to a Contract will not be binding after Closing, or (ii) any such new Contract, or amended or modified Contract is an extension or renewal of, or replacement for, a Contract existing as of the Effective Date on substantially similar terms, and Seller shall promptly provide a true, correct and complete copy to Buyer of any such new, amended or modified Contract or new Lease or Warranty entered into in compliance with the foregoing.

5.3.3. not take any action which would have a material and adverse impact on the condition of title to the Hotel;

5.3.4. continue to cause the Hotel to be operated in compliance with applicable Environmental Laws and other applicable law;

5.3.5. shall perform all material obligations on the part of the owner to be performed under all Contracts, Leases and Warranties;

5.3.6. diligently cause the completion of the construction of the Hotel in compliance with the Approved Plans and Specifications, and promptly provide Buyer with copies of any changes or modifications to the Approved Plans and Specifications together with Licensor’s approval thereof (if a New License Agreement with Licensor is being entered into as contemplated by Section 5.7.1 hereof), such changes or modifications to be reasonably satisfactory to Buyer in the event no such New License Agreement will be entered into;

5.3.7. use commercially diligent efforts to apply for and obtain a temporary or unconditional final Certificate of Occupancy for the Hotel, subject, however, to Section 2.3 hereof, and all other Permits necessary for the operation of the Hotel, maintain such Certificate of Occupancy and all such other Permits in full force and effect, and promptly provide Buyer with copies of the same as and when the foregoing are obtained;

5.3.8. after the expiration of the Due Diligence Period, not to open or operate the Hotel as a hotel without the prior written approval of Buyer, provided that Seller may so open and operate the Hotel if the Closing hereunder has not occurred on the date for Closing established pursuant to Section 7.1 hereof (as such date may be extended under Section 6.1.1 or 6.2 hereof), and Buyer agrees that Buyer shall not be entitled to seek to enjoin any such opening or operation permitted by this Section 5.3.8;

5.3.9. at Buyer’s request, reasonably cooperate with Buyer, at no cost or expense to Seller, with respect to its (or Buyer’s Designee or future tenant’s) application to the appropriate governmental authorities to have a liquor license issued in the name of Buyer (or Buyer’s Designee or future tenant);

5.3.10. not amend, modify or terminate the License Agreement (except to the extent requested by Buyer);

5.3.11. not remove or cause or permit to be removed any part or portion of the Improvements, including, without limitation, the Furnishings, Consumables and Inventories, unless the same is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests;

5.3.12. in the event that Buyer has a reasonable legal basis to believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applies to the sale of the Hotel by Seller to Buyer under this Agreement, Seller shall cooperate with Buyer and take all action reasonably required to effect compliance with Hart-Scott Rodino, including, without limitation, submitting all required filings in the time and manner required thereunder; and

5.3.13. if in writing requested to do so by Buyer prior to the expiration of the Due Diligence, give notice of termination of any Contract or Lease which by its terms may be terminated by Seller without the imposition of a termination fee or penalty to Seller, it being agreed however, that such notice in each instance shall be contingent upon closing hereunder.

5.4. Updates to Representations. Prior to Closing, Seller and Buyer shall each promptly notify the other in writing if it becomes aware of any fact or condition that is inconsistent with any of Seller’s representations or warranties under this Agreement. Such representations and warranties shall automatically be deemed modified to reflect all information actually known to Buyer prior to expiration of the Due Diligence Period.

5.5. Excluded Contracts. Seller shall cause all of the Excluded Contracts to be terminated with respect to the Hotel at or prior to Closing, provided that Seller’s obligation to terminate the License Agreement shall be subject to satisfaction of the condition set forth in Section 5.7.3.

5.6. Satisfaction of Conditions. Prior to Closing, Seller and Buyer shall each use good faith, commercially reasonable efforts to satisfy the conditions to Closing set forth in ARTICLE 6.

5.7. New License Agreement.

5.7.1. Buyer shall have the right, but not the obligation, to enter into a license or franchise agreement with Licensor or any other Franchisor (a “New License Agreement”). Buyer shall not have discussions with Licensor without providing Seller with prior notice, and Seller shall reasonably cooperate with Buyer in facilitating any such discussions.

5.7.2. The parties agree that in the event that Buyer notifies Seller in writing that it does not desire to enter into a License Agreement with Licensor and directs Seller to terminate the License Agreement or negotiate such termination (which direction must be given, if at all, prior to the end of the Due Diligence Period) and Licensor charges Seller a fee or cost reasonably classified as a “transfer,” “administrative” or other consent or termination fee or requires the payment of liquidated damages to Licensor as a condition to terminating the existing License Agreement, and/or Licensor charges Buyer a fee for entering into a New License Agreement with Licensor (any of the foregoing a “Licensor Fee”), such Licensor Fee shall be deemed an expense of Buyer to be paid by Buyer at or prior to Closing, and Buyer agrees to increase the Second Deposit by the estimated Licensor Fee. Buyer acknowledges and agrees that the Closing is not contingent on Buyer’s ability to obtain a New License Agreement or on Seller’s ability to terminate the License Agreement, and Seller shall have no liability in connection therewith. Seller agrees to use commercially reasonable efforts to obtain a release or other evidence of termination from Licensor in the event the License Agreement is terminated.

ARTICLE 6. CONDITIONS TO CLOSING

6.1. Buyer’s Conditions to Closing. The obligation of Buyer to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Buyer:

6.1.1. Each of Seller’s representations and warranties set forth in this Agreement (as modified by all modifications and updates expressly permitted by ARTICLE 3 or deemed to have been made by the second sentence of Section 5.4) shall be true and correct in all material respects as of the Closing Date (provided, however, that Seller may extend the Closing Date for up to five (5) days in order to give Seller the opportunity to cure any material inaccuracies). This condition shall not be deemed to be satisfied if any modification or update otherwise permitted by ARTICLE 3 is made or deemed to have been made by the second sentence of Section 5.4 (and not cured by Seller to Buyer’s satisfaction) following the expiration of the Due Diligence Period that (a) discloses an Action that satisfies any of clauses (i) through (iii) of the first sentence of Section 3.5, or (b) modifies Seller’s representations and warranties in a manner that has a material effect on the value or operations of the Hotel or Seller’s ability to transfer the Hotel to Buyer, as determined by Buyer in its reasonable discretion.

6.1.2. Seller shall have performed all of its material obligations and complied with all of its material covenants under this Agreement required to have been performed or complied with at or prior to Closing, and not taken or caused to be taken any action prohibited by this Agreement prior to Closing, including, without limitation, Seller’s covenants and obligations under Section 5.3 and 7.2.

6.1.3. The Title Company shall be prepared to issue to Buyer (upon payment of the customary and normal premiums by Buyer and delivery of an owner’s title affidavit, gap indemnity and any required escrows as described in Section 5.2 by Seller), immediately upon consummation of Closing, an ALTA 2006 owner’s policy (with standard NY endorsement appended) of title insurance based upon the Title Commitment insuring Buyer as fee owner of the Hotel, as of the Closing Date (and without any gap or other exception with respect to matters arising between the Closing Date and the recording of the deed of conveyance described in Section 7.2.1), subject only to the Permitted Exceptions in an amount equal to the portion of the Purchase Price that is allocable to the real property comprising the Hotel.

6.1.4. Seller shall have provided to Buyer a copy of an unconditional final Certificate of Occupancy for the Hotel or a Temporary Certificate of Occupancy for the Hotel which Certificate of Occupancy shall permit the opening for business of the Hotel as a hotel containing not fewer than 115 guest rooms and the operation thereof for its intended use, and which be in full force and effect and which shall be reasonably acceptable to Buyer, subject, however, to the establishment of an escrow as further set forth in Section 2.3 hereof.

6.1.5. Seller shall have substantially completed the construction of the Hotel in accordance with the Approved Plans and Specifications an obtained a Certificate of Substantial Completion from the architect, subject, however, to the establishment of an escrow as further set forth in Section 2.4 hereof.

6.2. Failure of Buyer’s Condition. In the event of the failure of any condition set forth in Section 6.1, Buyer, at its sole election, may (i) terminate this Agreement and receive a return of the Deposit, (ii) seek specific performance of Seller in accordance with Section 8.3.2, (iii) waive the condition and proceed to Closing, or (iv) extend the Closing Date for such additional period of time (not to exceed five (5) days in the aggregate) as may be reasonably required to allow such condition to be satisfied. Nothing set forth in this Section 6.2 shall affect Buyer’s rights or remedies under Section 8.3 with respect to any breach of this Agreement by Seller.

6.3. Seller’s Conditions to Closing. The obligation of Seller to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Seller:

6.3.1. Each of Buyer’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

6.3.2. Each of Buyer’s representations and warranties set forth in this Agreement shall be true and correct in all material respects as if made by Buyer’s Designee as of the Closing Date.

6.3.3. Buyer shall have performed all of its material obligations under this Agreement required to have been performed at or prior to Closing.

6.4. Failure of Seller’s Condition. In the event of the failure of any condition precedent set forth in Section 6.3, Seller, at its sole election, may (i) terminate this Agreement, in which event the Deposit will be released to Seller, (ii) waive the condition and proceed to Closing, or (iii) extend the Closing Date for such additional period of time (not to exceed ten (10) days in the aggregate) as may be reasonably required to allow Buyer to satisfy such condition. Nothing set forth in this Section 6.4 shall affect Seller’s rights or remedies under Section 8.2 with respect to any breach of this Agreement by Buyer.

ARTICLE 7. CLOSING

7.1. Closing.

7.1.1. Closing shall be held on the first mutually acceptable Business Day that is no later than five (5) days after the date on which an unconditional Final Certificate of Occupancy or a Temporary Certificate of Occupancy is issued by the City of New York, subject, however, to Section 2.3 hereof and further subject to extension as expressly provided in this Agreement. Notwithstanding the foregoing on anything in this Agreement to the contrary, in no event shall Closing occur (including any extensions) later than October 31, 2011, and if Closing has not occurred on or prior to such date, then this Agreement shall be deemed terminated and the Deposit shall be returned to Buyer, and Seller and Buyer shall have no obligations with respect to the other party except for those obligations which expressly survive termination of this Agreement.

7.1.2. Closing shall be conducted through an escrow with Escrow Agent, and Seller and Buyer shall execute (or cause their counsel to execute) such additional instructions to Escrow Agent as may be required in connection therewith. The parties shall deposit documents and funds with Escrow Agent such that the Purchase Price (as debited and credited pursuant to ARTICLE 10) shall be wire transferred into a bank account or accounts designated by Seller no later than 5:00 p.m. Eastern Time on the Closing Date.

7.2. Seller’s Closing Deliveries. At or prior to Closing, Seller shall deliver to Escrow Agent the following:

7.2.1. A “bargain and sale” deed substantially in the form of Exhibit A conveying the fee estate in the Land and Improvements, with such modifications as are required by local law so that such deed will be in recordable form, duly executed and acknowledged by Seller and dated as of the Closing Date.

7.2.2. A bill of sale in the form of Exhibit B, transferring to Buyer all of Seller’s right, title and interest in and to the Furnishings, Consumables, Inventories, Lease Deposits, Miscellaneous Hotel Assets, assignable Permits and assignable Intellectual Property, duly executed by Seller and dated as of the Closing Date.

7.2.3. An assignment and assumption in the form of Exhibit C, transferring to Buyer all of Seller’s right, title and interest in and to the Contracts duly executed by Seller and dated as of the Closing Date.

7.2.4. Any transfer tax declarations, sales tax forms or similar documents required in connection with any transfer tax imposed by the state, county or city in connection with the transaction, duly executed by Seller and dated as of the Closing Date.

7.2.5. A certificate, duly executed by Seller, confirming that (i) its representations and warranties set forth in this Agreement are correct as if made on the Closing Date (or noting any changes), (ii) that the Excluded Contracts have been terminated in accordance with this Agreement and (iii) that the Schedules attached hereto remain unchanged as of the Closing Date (or noting any changes), provided, that, any changes to the representations and warranties and the Schedules are subject to Section 6.1.1.

7.2.6. An owner’s title affidavit and gap indemnity, in customary form in New York City and otherwise reasonably satisfactory to the Title Company and Seller, with respect to mechanics’ liens, duly executed by Seller, and lien waivers and certificate of substantial completion signed by the general contractor, architect and engineer, as applicable, provided that such affidavit and gap indemnity shall not subject Seller to any material liabilities other than as required by Section 5.2.

7.2.7. An affidavit, in the form required by the Code and the regulations issued pursuant thereto, to the effect that Seller is not a foreign Person within the meaning of the Code.

7.2.8. Such evidence of the power and authority of Seller to consummate the transactions described in this Agreement as may be reasonably required by Buyer or Title Company.

7.2.9. A written direction to Escrow Agent to disburse the Deposit to Seller in accordance with Section 8.1.2.1.

7.2.10. To the extent within the possession or control of Seller, original counterparts of the assignable Permits and Contracts. Presence of the foregoing items at the Hotel on the Closing Date shall constitute compliance with this Section 7.2.10.

7.2.11. To the extent within the possession or control of Seller, all Miscellaneous Hotel Assets. Presence of the foregoing items at the Hotel on the Closing Date shall constitute compliance with this Section 7.2.11.

7.2.12. A Settlement Statement in accordance with Section 10.1.3, reflecting, among other things, that a portion of the Purchase Price will be retained by Escrow Agent for the Escrowed Amount and the Punchlist Escrowed Amount in accordance with Sections 2.3 and 2.4 respectively, together with payment of all other amounts required therein to be paid by Seller, duly executed by Seller.

7.2.13. a complete set of keys, access codes and combinations for the Hotel, including, if applicable, safe deposit box codes and keys.

7.2.14. possession of the Hotel subject only to the Permitted Exceptions.

7.2.15. an affidavit in lieu of registration as required by Article 41 of Title D of Chapter 26 of the Administrative Code of the City of New York, duly executed by Seller in the form attached hereto as Exhibit E.

7.2.16. All Furnishings, Consumables and Inventories;

7.2.17. The Escrow Agreement duly executed by Seller pursuant to and in accordance with Section 2.3 hereof.

7.2.18. The Punchlist Escrow Agreement duly executed by Seller pursuant to and in accordance with Section 2.4 hereof.

7.2.19. The Notification of Sale, Transfer or Assignment in Bulk, to the extent required by Section 11.7 hereof.

7.2.20. Such other documents and instruments as are customary and as may be reasonably requested by Buyer, Escrow Agent or Title Company, to effectuate the transactions contemplated by this Agreement.

7.3. Buyer’s Closing Deliveries. At or prior to Closing, Buyer shall deliver to Escrow Agent the following:

7.3.1. An assignment and assumption of the Contracts and Leases in the form of Exhibit C, duly executed by Buyer (or Buyer’s Designee) and dated as of the Closing Date.

7.3.2. The Escrow Agreement duly executed by Buyer (or Buyer’s Designee) pursuant to and in accordance with Section 2.3 hereof.

7.3.3. Any transfer tax declarations or similar documents required in connection with any transfer tax imposed by the state, county or city in connection with the transaction, duly executed by Buyer (or Buyer’s Designee) and dated as of the Closing Date.

7.3.4. A certificate, duly executed by Buyer (and Buyer’s Designee), confirming that Buyer’s representations and warranties set forth in this Agreement are correct as if made by Buyer and Buyer’s Designee on the Closing Date (or noting any changes).

7.3.5. Such evidence of the power and authority of Buyer and Buyer’s Designee to consummate the transactions described in this Agreement as may be reasonably required by Seller or Title Company.

7.3.6. A written direction to Escrow Agent to disburse the Deposit to Seller in accordance with Section 8.1.2.1.

7.3.7. The balance of the Purchase Price, as debited and credited pursuant to ARTICLE 10.

7.3.8. A Settlement Statement in accordance with Section 10.1.3, duly executed by Buyer and Buyer’s Designee.

7.3.9. Such other documents and instruments as are customary and as may be reasonably requested by Seller, Escrow Agent or Title Company to effectuate the transactions contemplated by this Agreement.

7.4. Closing Costs. All title fees and premiums and all recordation, transfer, stamp and similar taxes imposed upon the recordation of the deed and any other documents contemplated by this Agreement shall be borne by Seller and Buyer as set forth in Schedule 7.4. All escrow or settlement fees of Escrow Agent in connection with the Settlement Statement and True-up, shall be borne equally by Seller and Buyer. Seller and Buyer shall each bear its own counsel’s fees and expenses in connection with the transactions described in this Agreement. Buyer shall pay all costs of Buyer’s due diligence investigations of the Hotel (including title insurance and survey costs), and all costs of Buyer’s financing.

7.5. Indemnification.

7.5.1. Subject to any express provisions of this Agreement to the contrary, from and after Closing, Seller shall indemnify Buyer, Buyer’s Designee, and their respective directors, shareholders, officers, employees, agents, partners, members, managers (including any property manager) and affiliates (collectively, “Buyer Indemnified Parties”), and shall hold Buyer Indemnified Parties harmless from and against, any and all Damages paid or incurred by Buyer Indemnified Parties due to (i) any breach of any representation or warranty made by Seller in this Agreement or any other Transaction Document, (ii) any breach of any covenant to be performed from and after Closing by Seller pursuant to any Transaction Document, and (iii) liabilities or injuries (including death) to any third party that are based upon any matter relating to the use, maintenance, operation or construction of the Hotel occurring prior to the Closing Date.

7.5.2. Subject to any express provisions of this Agreement to the contrary, from and after Closing, Buyer shall indemnify Seller and its respective directors, partners, officers and employees, agents, partners, members and affiliates (collectively, “Seller Indemnified Parties”), and shall hold Seller Indemnified Parties harmless from and against, any and all Damages paid or incurred by Seller Indemnified Parties due to (i) any breach of any representation or warranty made by Buyer or Buyer’s Designee in this Agreement or any other Transaction Document, (ii) any breach of any covenant to be performed from and after Closing by Buyer or Buyer’s Designee pursuant to any Transaction Document, and (iii) liabilities or injuries (including death) to any third party that are based upon any matter relating to the use, maintenance, operation or construction of the Hotel occurring on or after the Closing Date.

7.5.3. The obligations of Seller under Section 7.5.1 and of Buyer under Section 7.5.2 shall not extend to (a) any special, incidental, consequential or punitive damages, lost profits or business interruption, or (b) any loss or diminution of value in the Hotel (except in the case of a breach of a representation or warranty by Seller). Unless Buyer has expressly assumed an obligation of Seller pursuant to the Transaction Documents, Buyer shall have no obligation for any obligations of Seller arising in connection with the Hotel prior to the Closing Date, including, without limitation, any mechanic’s liens filed after the Closing Date but related to work performed prior to the Closing Date, and Seller shall be deemed to have agreed to indemnify, defend and hold harmless Buyer and its employees, agents, members, partners, officers, directors, shareholders and affiliates from and against all liabilities, claims, costs, expenses and obligations (including reasonable attorney’s fees) arising from the failure of Seller to perform any such obligation. The obligations of Seller and Buyer under this Section 7.5.3 shall survive closing hereunder.

7.5.4. Notwithstanding anything to the contrary in this Agreement, Seller’s liability under Section 7.5.1 shall not exceed an amount equal to One Million Dollars ($1,000,000.00), except for liability based upon actual fraud or intentional misrepresentation on the part of Seller. Further notwithstanding anything to the contrary in this Agreement, Seller shall have no liability to Buyer Indemnified Parties under Section 7.5.1 except to the extent that the aggregate of all Damages paid or incurred by Buyer Indemnified Parties (and but for this sentence would be paid by Seller pursuant to Section 7.5.1) as described in Section 7.5.1 exceeds Fifty Thousand Dollars ($50,000.00) [that is, where the aggregate of all Damages paid or incurred by Buyer Indemnified Parties exceeds an amount equal to Fifty Thousand Dollars ($50,000.00), Seller shall pay only the Damages in excess of Fifty Thousand Dollars ($50,000.00)].

7.5.5. The Closing shall be deemed a full satisfaction by Seller and Buyer of all of their respective obligations and covenants under this Agreement (other than any post-Closing obligations of Seller or Buyer expressly set forth in this Agreement or the Transaction Documents). Except for such post-Closing obligations and except for the representations and warranties of Seller and Buyer, all obligations of Seller and Buyer under this Agreement shall be deemed to terminate immediately upon Closing. Notwithstanding anything to the contrary in this Agreement, any suit that is based upon the obligations of Seller under Section 7.5.1 must be instituted on or before the Survival Date, and Buyer waives and releases any right to bring suit after such date.

7.5.6. Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Section 7.5, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims. The indemnified party shall afford the indemnifying party full opportunity to defend such claims, using counsel reasonably acceptable to the indemnified party, in the name of the indemnified party and generally shall cooperate with the indemnifying party in the defense of such claim, provided that no such matter shall be settled without the prior written consent of the indemnified party.

7.5.7. From and after Closing, except as otherwise expressly set forth in any Transaction Document, the indemnification provisions in this Section 7.5 shall be the exclusive remedies of Seller and Buyer in connection with any of the matters described in this Section 7.5, the transaction described in this Agreement and/or the Hotel, and each party hereby waives and releases any other rights or remedies it may have under applicable law or at equity in connection therewith. This Section 7.5 shall survive Closing.

7.6. Survival.

7.6.1. The representations, warranties and covenants of Seller and Buyer set forth in this Agreement shall survive Closing until the Survival Date, and any action on any such representation, warranty or covenant must be instituted on or before the Survival Date. Notwithstanding the foregoing, all indemnities in this Agreement shall survive Closing indefinitely (but shall be subject to applicable statutes of limitations), except where a shorter period is expressly provided in this Agreement.

7.6.2. Notwithstanding any other provision of this Agreement, if at or prior to Closing Buyer obtains actual knowledge that any representation or warranty of Seller under this Agreement (as the same is modified pursuant to ARTICLE 3 or deemed to have been modified by the second sentence of Section 5.4) is inaccurate in any respect, but nonetheless proceeds to Closing, Buyer shall be deemed to have waived any right to make a claim arising out of such inaccuracy.

7.7. Checked Baggage. On the Closing Date, representatives of Seller and Buyer shall make a written inventory of any baggage and similar items left at the Hotel (collectively, “Inventoried Baggage”). Buyer shall be responsible for, and shall indemnify the Seller Indemnified Parties against, any Damages incurred by any of the Seller Indemnified Parties with respect to any theft, loss or damage to any Inventoried Baggage from and after the time of such inventory, and any other baggage or similar items left in the care of the Hotel on or after the Closing Date which was not inventoried. Seller shall be responsible for, and shall indemnify the Buyer Indemnified Parties against, any Damages incurred by the Buyer Indemnified Parties with respect to any theft, loss or damage to any Inventoried Baggage prior to the time of such inventory, and any other baggage or similar items left in the care of the Hotel prior to the Closing Date which was not inventoried. The indemnities set forth in this Section 7.7 shall survive Closing until the Survival Date, and shall be subject to the limitations set forth in Section 7.5.

7.8. Safe Deposit Boxes. On or before the Closing Date, Seller shall notify any guests who are then using a safe deposit box at the Hotel advising them of the pending change in the management of the Hotel and requesting them to conduct an inventory and verify the contents of such safe deposit box. All inventories by such guests shall be conducted by Seller under, to the extent practicable, the joint supervision of representatives of Seller and Buyer. At Closing, all safe deposit boxes which are then in use but not yet inventoried by the depositor shall be opened in the presence of Seller and, to the extent practicable, representatives of Seller and Buyer, and the contents thereof shall be inventoried. Following the inventory of each safe deposit box, Seller shall deliver to Buyer all keys, receipts and agreements for such box. Buyer shall be responsible for, and shall indemnify the Seller Indemnified Parties against, any Damages incurred by any of the Seller Indemnified Parties with respect to any theft, loss or damage to the contents of any safe deposit box from and after the time such safe deposit box is inventoried. Seller shall be responsible for, and shall indemnify the Buyer Indemnified Parties against, any Damages incurred by the Buyer Indemnified Parties with respect to any theft, loss or damage to the contents of any safe deposit box prior to the time such safe deposit box is inventoried. The indemnities set forth in this Section 7.8 shall survive Closing until the Survival Date, and shall be subject to the limitations set forth in Section 7.5.

7.9. Further Assurances. From time to time after the Closing Date, Seller and Buyer, without charge to the other, shall perform such other acts, and shall execute and acknowledge and shall furnish such other documents, instruments, materials and/or information that either such party or the Title Company reasonably may request in order to effect the intent of, and the consummation of the transactions provided in, this Agreement. This paragraph (c) shall survive closing and the delivery of the deed of conveyance hereunder for a period of one (1) year.

7.10. Possession. Seller agree to give to Buyer possession of the Property on the Closing Date, free and clear of all leases and rights of occupancy (other than those expressly approved by Buyer) and subject only to the Permitted Exceptions.

7.11. Risk of Loss. Except as provided in Section 5.1 and ARTICLE 9 hereof, the risk of loss shall be borne by Seller until the deed of conveyance hereunder is delivered to Buyer at Closing.

ARTICLE 8. ESCROW, DEFAULT, REMEDIES

8.1. Escrow Terms.

8.1.1. Escrow Agent shall promptly give notice to Buyer and Seller upon its receipt of any portion of the Deposit from Buyer in accordance with this Agreement. Escrow Agent shall invest the Deposit at such bank as Escrow Agent may elect and such bank and any investment of the Deposit shall be approved by Buyer and Seller. Escrow Agent shall not be liable for any loss of such investment (unless due to Escrow Agent’s gross negligence, recklessness or willful misconduct). All interest on the Deposit shall be treated by Escrow Agent for income tax purposes as earned by Buyer, and Buyer shall provide its tax identification number to Escrow Agent for this purpose.

8.1.2. Escrow Agent shall deliver the Deposit to Seller or to Buyer, as the case may be, under the following conditions:

8.1.2.1. the Deposit shall be delivered to or at the direction of Seller at Closing upon receipt by Escrow Agent of a statement executed by Seller and Buyer that the Deposit may be so released; or

8.1.2.2. the Deposit shall be delivered to Seller following receipt by Escrow Agent of written demand therefor from Seller, stating that Buyer has defaulted in the performance of its obligations under this Agreement and specifying the Section of this Agreement which entitles Seller to receive the Deposit, if Buyer shall not have given written notice of objection in accordance with Section 8.1.3; or

8.1.2.3. the Deposit shall be delivered to Buyer following receipt by Escrow Agent of written demand therefor from Buyer stating that Seller has defaulted in the performance of its obligations under this Agreement or that this Agreement was terminated under circumstances entitling Buyer to the return of the Deposit, and specifying the Section of this Agreement which entitles Buyer to the return of the Deposit, if Seller shall not have given written notice of objection in accordance with Section 8.1.3; or

8.1.2.4. the Deposit shall be delivered as directed by joint written instructions of Seller and Buyer.

8.1.3. Upon the filing of a written demand for the Deposit by Seller or Buyer pursuant to Section 8.1.2.2 or 8.1.2.3, Escrow Agent shall promptly give notice thereof (including a copy of such demand) to the other party. The other party shall have the right to object to the delivery of the Deposit, by giving notice of such objection to Escrow Agent at any time within five (5) Business Days after such party’s receipt of notice from Escrow Agent, but not thereafter. Failure to deliver such objection notice within such period shall be deemed to be a waiver of such party’s right to object to Escrow Agent’s compliance with such demand. Such objection notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice of objection, Escrow Agent shall promptly give a copy of such notice to the party who filed the written demand. The foregoing five (5) Business Day period does not constitute a cure period in which either Seller or Buyer, as the case may be, shall be required to accept tender of cure of any default under this Agreement.

8.1.4. If Escrow Agent shall have received the notice of objection provided for in Section 8.1.3 within the time therein prescribed, Escrow Agent shall continue to hold the Deposit until (i) Escrow Agent receives written notice from Seller and Buyer directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit in accordance with said direction, or (ii) litigation is commenced between Seller and Buyer, in which case Escrow Agent shall deposit the Deposit with the clerk of the court in which said litigation is pending, or (iii) Escrow Agent takes such affirmative steps as Escrow Agent may elect, at Escrow Agent’s option, in order to terminate Escrow Agent’s duties hereunder (but in no event disbursing the Deposit to either Seller or Buyer), including depositing the Deposit in court and commencing an action for interpleader, the costs thereof to be borne by whichever of Seller or Buyer is the losing party.

8.1.5. Escrow Agent is acting as a stakeholder only with respect to the Deposit, shall not be required to determine questions of fact or law, and shall incur no liability under this Agreement except for its willful misconduct, recklessness or gross negligence. Escrow Agent may rely and act upon any instrument or other writing reasonably believed by Escrow Agent to be genuine and purporting to be signed and presented by any Person or Persons purporting to have authority to act on behalf of Seller or Buyer, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent’s own gross negligence, willful misconduct or default. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification or termination of this Agreement unless the same is in writing and signed by Buyer and Seller, and, if Escrow Agent’s duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. Escrow Agent shall be indemnified against and reimbursed by Seller and Buyer for any expenses (including reasonable attorneys’ fees and disbursements of outside counsel, including all of Escrow Agent’s fees and expenses with respect to any interpleader action pursuant to Section 8.1.4) incurred in connection with this Agreement, and such liability shall be joint and several; provided that, as between Buyer and Seller, the prevailing party in any dispute over the Deposit shall be entitled to reimbursement of any such expenses paid to Escrow Agent. In the event that Escrow Agent shall be uncertain as to Escrow Agent’s duties or rights under this ARTICLE 8, or shall receive instructions from Buyer or Seller that, in Escrow Agent’s sole opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to continue to hold the Deposit pursuant to Section 8.1.4, and may decline to take any other action.

8.1.6. Escrow Agent shall have the right at any time to resign upon ten (10) Business Days prior notice to Seller and Buyer. Seller and Buyer shall jointly select a successor Escrow Agent and shall notify Escrow Agent of the name and address of such successor Escrow Agent within ten (10) Business Days after receipt of notice from Escrow Agent of its intent to resign. If Escrow Agent has not received notice of the name and address of such successor Escrow Agent within such period, Escrow Agent shall have the right to select on behalf of Seller and Buyer a bank or trust company to act as its successor hereunder. At any time after the ten (10) Business Day period, Escrow Agent shall have the right to deliver the Deposit to any successor selected hereunder, provided such successor shall execute and deliver to Seller and Buyer an assumption agreement whereby it assumes all of Escrow Agent’s obligations hereunder. Upon the delivery of all such amounts and such assumption agreement, the successor shall become the Escrow Agent for all purposes under this Section 8.1 and shall have all of the rights and obligations of the Escrow Agent under this Section 8.1, and the resigning Escrow Agent shall have no further responsibilities or obligations hereunder.

8.2. Buyer’s Default. If Buyer defaults in its obligation to close the transaction in accordance with this Agreement and Seller elects not to proceed to Closing, and if such default is not cured and/or such condition is not satisfied within five (5) days after Seller has given Buyer written notice of the same, then the Escrow Agent shall, subject to Sections 8.1.3 and 8.1.4, pay the Deposit to Seller, as full and complete liquidated damages, and as the exclusive and sole right and remedy of Seller. Upon payment of the Deposit to Seller pursuant to this Section 8.2, this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party, except for obligations that expressly survive termination of this Agreement. Buyer acknowledges that Seller’s actual damages caused by Buyer’s default in its obligation to proceed to Closing would be difficult to determine precisely and that the Deposit, as liquidated damages, is a fair and reasonable approximation. Seller hereby waives any right to recover damages (whether actual, consequential, punitive or other) as a result of Buyer’s default in its obligation to close the transaction in accordance with this Agreement, except for the liquidated damages as described in this Section 8.2.

8.3. Seller’s Default. If Seller defaults in its obligation to proceed to Closing in accordance with this Agreement, or if any condition set forth in Section 6.1.1 is not satisfied, or the representations and warranties of Seller set forth in this Agreement shall not be true and correct in any material respect as and when made, and Buyer elects not to proceed to Closing, and if such default is not cured and/or such condition is not satisfied within five (5) days after Buyer has given Seller written notice of the same, then Buyer shall be entitled, as its sole remedy, subject to Sections 8.1.3 and 8.1.4, to elect either:

8.3.1. to terminate this Agreement in which event the Deposit (including any and all interest accrued thereon) promptly shall be returned to Buyer, and neither party shall have any further obligations or liabilities to the other party, except for obligations that expressly survive termination of this Agreement; or

8.3.2. to seek specific performance of, but, except as set forth in Section 8.3.3 below, not damages from, Seller, including without limitation, filing a lis pendens, provided, that, if any such action for specific performance shall not be filed by Buyer within sixty (60) days of the date scheduled for closing hereunder, then Buyer conclusively shall be deemed to have waived its right of specific performance hereunder.

8.3.3. Buyer hereby waives any right to recover damages (whether actual, consequential, punitive or other) as a result of Seller’s default in its obligation to proceed to Closing in accordance with this Agreement or as a result of any condition set forth in Section 6.1.1 not being satisfied. This Section 8.3 is not intended to supersede the indemnity provisions of Section 11.5 hereof, and Buyer shall have all rights and remedies available to Buyer under this Agreement and at law or in equity with respect to a Seller default under Section 11.5 hereof. Notwithstanding the foregoing, in the event that Buyer shall seek specific performance of Seller’s obligation to convey the Hotel hereunder and Seller shall open the Hotel for business as and to the extent permitted by Section 5.3.8 hereof, then Buyer shall have the right to seek monetary damages from Seller (in an amount not to exceed Ten Thousand Dollars ($10,000.00) per month) for any losses actually incurred by Seller as a result of the operation for business of the Hotel by Seller during the period commencing upon such opening for business and ending on the date the actual Closing occurs; provided, however, that if Buyer is unsuccessful in seeking such specific performance, then Buyer shall have no right to such damages.

ARTICLE 9. CASUALTY AND CONDEMNATION

9.1. Notice to Buyer. Seller shall give Buyer notice of the following promptly upon becoming aware of the same: (i) any pending or threatened condemnation affecting the Hotel prior to Closing, and (ii) any material fire or other casualty affecting the Hotel and occurring prior to Closing.

9.2. Effect of Casualty or Condemnation.

9.2.1. If prior to Closing, (i) condemnation proceedings are commenced against all or any portion of the Hotel, and such proceedings do not materially adversely affect the continued operation of the Hotel in substantially the same manner as the Hotel is operated on the Effective Date, or (ii) the Hotel is damaged by fire or other casualty to the extent that the cost of repairing such damage is reasonably estimated by Seller and Buyer, each acting reasonably and in good faith, to be five percent (5%) of the Purchase Price or less, then this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced except as hereinafter set forth, but Buyer shall be entitled to an assignment of all of the proceeds payable to Seller of fire or other casualty insurance (other than those proceeds expended by or on behalf of Seller prior to Closing to restore the Hotel), all business interruption insurance proceeds (if any) payable with respect to the period from and after Closing, and all condemnation awards payable to Seller (other than any portion of the award in respect of income lost prior to Closing or expended by or on behalf of Seller prior to Closing to restore the Hotel or in connection with the collection of the award), as the case may be, and Seller shall have no obligation to repair or restore the Hotel; provided, however, that in the case of any insured casualty, the Purchase Price shall be reduced by the “deductible” applied by Seller’s insurer with respect to such fire or casualty and not paid by Seller prior to Closing.

9.2.2. If prior to Closing, (i) condemnation proceedings are commenced against all or any material portion of the Hotel and such proceedings are not covered by Section 9.2.1, or (ii) the Hotel is damaged by fire or other casualty and such damage is not covered by Section 9.2.1, Buyer shall have the right, upon notice in writing to Seller delivered within ten (10) days after Seller gives Buyer notice of such matter as described in this Section 9.2.2, to terminate this Agreement, whereupon this Agreement shall terminate, Escrow Agent shall return the Deposit to Buyer and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement. If Buyer does not timely elect, or is not entitled, to terminate this Agreement as set forth above, the Purchase Price shall not be reduced except as hereinafter set forth, but Buyer shall be entitled to an assignment of all of the proceeds payable to Seller of fire or other casualty insurance (other than those proceeds expended by or on behalf of Seller prior to Closing to restore the Hotel), all business interruption insurance proceeds (if any) payable with respect to the period from and after Closing, and all condemnation awards payable to Seller (other than any portion of the award in respect of income lost prior to Closing or expended by or on behalf of Seller prior to Closing to restore the Hotel or in connection with the collection of the award), as the case may be, and Seller shall have no obligation to repair or restore the Hotel; provided, however, that in the case of any insured casualty, the Purchase Price shall be reduced by the “deductible” applied by Seller’s insurer with respect to such fire or casualty and not paid by Seller prior to Closing.

9.2.3. The provisions of this Section 9.2 are intended to supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Section 9.2.

9.3. Extension of Closing Date. If necessary to allow Buyer the full ten (10) day period described in Section 9.2.2, the Closing Date shall be automatically extended until three (3) Business Days after Buyer has made, or has or is deemed to have waived, its election pursuant to Section 9.2.2.

ARTICLE 10. PRORATIONS

10.1. Prorations Generally. [UNDER REVIEW BY BUYER; IF WE ARE IN AGREEMENT THAT THE HOTEL WILL NOT BE OPENED OR OPERATED PRIOR TO CLOSING, WE CAN PAIR THIS ARTICLE DOWN SIGNIFICANTLY.]

10.1.1. Seller and Buyer shall receive debits and credits against the Purchase Price pursuant to this ARTICLE 10. In the case of any adjustment to be made at Closing, the portion of the Purchase Price payable pursuant to Section 2.2.2.4 shall be increased or decreased to reflect such adjustment. In the case of any adjustment to be made after Closing, Buyer and Seller shall make such adjustment by payment of immediately available funds to the other party at the True-up (or such earlier date as may be expressly provided in this Agreement) or in the case of adjustments after the True-up, within five (5) days of the date such adjustment is determined. Seller and Buyer acknowledge and agree that the sale of the Hotel is intended to occur prior to the opening and operation of the Hotel for business (subject to the provisions of Section 5.3.8 hereof) and therefore many of the following provisions of this Section 10.1 may not be applicable.

10.1.2. Except as otherwise expressly set forth in this ARTICLE 10, all items of income and expense of the Hotel with respect to the period prior to the Apportionment Time shall be for the account of Seller, and all items of income and expense of the Hotel with respect to the period after the Apportionment Time shall be for the account of Buyer. Except as otherwise expressly set forth in this ARTICLE 10, all prorations shall be on an accrual basis in accordance with generally accepted accounting principles, and based on the actual number of days in the applicable period.

10.1.3. All income and expenses described in this ARTICLE 10 that can be determined or estimated on the Closing Date shall be so determined or estimated by the Seller and Buyer based on a final night audit performed by the Seller and Buyer, and shall be set forth on a settlement statement (the “Settlement Statement”) executed by Seller and Buyer at Closing. Following close of the month during which the Closing occurs, Buyer shall prepare and issue an accounting for the portion of such month following the Closing (“Final Accounting”). Buyer and Seller shall each have the right to have their respective accountants review drafts of the Final Accounting such that the Final Accounting accurately reflects the operations of the Hotel for such portion of the month following Closing. A final determination of all income and expenses (“True-up”) shall occur on the date that is thirty (30) days after the Final Accounting, and within five (5) days of the True-up, Seller or Buyer, as the case may be, shall pay to the other the amount as may be required by the True-up. At the True-up, Seller and Buyer shall recalculate and reapportion any income and expenses (i) which were not apportioned on the Settlement Statement because of the unavailability of information, (ii) which were apportioned on the Settlement Statement based upon estimated or incomplete information, or (iii) for which errors exist on the Settlement Statement. The True-up shall be final and except as otherwise expressly set forth in this Agreement there shall be no further adjustment between Seller and Buyer for income and expenses.

10.2. Rules for Specific Items of Income and Expense.

10.2.1. Seller shall receive a credit for all cash in the cash registers, vaults, safes (other than that belonging to guests), petty cash boxes, vending machines and coin-operated devices at the Hotel as of the Apportionment Time. Seller shall withdraw all cash in operating accounts for the Hotel as of the Apportionment Time.

10.2.2. The final night’s room revenue (revenue from rooms occupied on the evening preceding the Closing Date), any taxes thereon, and any in-room telephone, movie and similar charges for such night, shall be allocated 50% to Seller and 50% to Buyer.

10.2.3. The final night’s revenue from food, beverage and other restaurant, bar and similar revenue, and taxes thereon, to the closing hours of facility operations which commenced on the day prior to the Closing Date shall be allocated to Seller.

10.2.4. Seller shall receive a credit for, and Buyer shall purchase from Seller, the Guest Ledger. Such credit shall equal the amount of the Guest Ledger (or 50% thereof in the case of the final night’s room revenue), less credit card charges, travel company charges and similar commissions.

10.2.5. Seller shall receive a credit for, and Buyer shall purchase from Seller, all accounts receivable (other than the Guest Ledger) that are less than one hundred twenty (120) days past due. Such credit shall equal the amount of the accounts receivable, less (i) credit card charges, travel company charges and similar commissions and (ii) on all accounts receivable other than credit card receivables, a discount for uncollectible amounts based on the Hotel’s historic reserve for uncollectible amounts for receivables that are less than one hundred twenty (120) days past due.

10.2.6. Except as set forth in Sections 10.2.4 and 10.2.5, all accounts receivable for all periods prior to the Apportionment Time shall remain the property of Seller. From Closing until the date which is six (6) months after the Closing Date, Buyer shall use commercially reasonable efforts (in no event to include bringing legal action or engaging a collection agent) to collect in the ordinary course of business all such accounts receivable (other than accounts receivable from credit card companies that shall be collected directly by Seller). With regard to any collection made from any Person that is indebted to the Hotel with respect to accounts receivable incurred both prior to and from and after the Apportionment Time, such collection shall be applied to the oldest accounts receivable first unless the payor designates otherwise in writing. Periodically (but no less frequently than monthly), Buyer shall submit to Seller all amounts received in respect of such accounts receivable, together with an itemization of such accounts receivable. Promptly following the date which is six (6) months after the Closing Date, Buyer shall deliver to Seller an itemization of such accounts receivable which remain unpaid, together with copies of the files pertaining to such accounts receivable. In the event Buyer receives any amounts in respect of such accounts receivable after such date which relate to accounts receivable for all periods prior to the Apportionment Time, Buyer shall promptly remit the same to Seller.

10.2.7. Seller shall receive a credit (based upon the original net invoice price paid) for all full, unopened Consumables at the Hotel as of the Apportionment Time. For this purpose, an individual container shall not be considered opened if the container itself is not opened but the crate, box or pallet including such container and other similar containers shall have been opened. The amount of such credit shall be based on an actual inventory of such Consumables by Seller’s and Buyer’s representatives. Notwithstanding the foregoing, Seller shall not be entitled to a credit for Consumables that are damaged, obsolete or otherwise not usable in the operation of the Hotel.

10.2.8. Seller shall receive a credit (based upon the original net invoice price paid) for all Inventories at the Hotel as of the Apportionment Time. The amount of such credit shall be based on an actual inventory of such Inventories by Seller’s and Buyer’s representatives. Notwithstanding the foregoing, Seller shall not be entitled to a credit for Inventories that are damaged, obsolete or otherwise not usable in the operation of the Hotel.

10.2.9. Seller shall receive a credit for all deposits made by or on behalf of Seller as of the Apportionment Time as security under any Contract, utility, public service or other arrangement to the extent the same remains on deposit for the benefit of Buyer.

10.2.10. Seller shall receive a credit for prepaid expenses as of the Apportionment Time, including prepaid expenses under assigned Contracts and fees for assignable Permits, but only to the extent such prepaid expenses or fees are incurred under Contracts or Permits assigned to and assumed by Buyer pursuant to the Transaction Documents.

10.2.11. Rent and all other amounts actually received from tenants under any space leases or licenses, including, without limitation, any Lease Deposits, shall be apportioned between Seller and Buyer as of the Apportionment Time. If any arrearage exists under any space lease or license as of the Closing Date, any amounts collected on or after the Closing Date with respect to such space lease or license shall be applied first to amounts then due and payable under such space lease or license with respect to the period from and after the Closing Date, and thereafter to any amounts then due and payable under such space lease or license with respect to periods prior to the Closing Date.

10.2.12. All sales, use, rooms, occupancy, entertainment, excise and similar taxes, personal property taxes, ad valorem real estate taxes, special assessments and other taxes, levies, and assessments, municipal permit fees and all assessments and other costs and expenses in respect of the Hotel shall be apportioned between Seller and Buyer as of the Apportionment Time. If the exact amount of such taxes cannot be determined at Closing, such apportionment shall be based upon Seller’s and Buyer’s reasonable estimates of such taxes, subject to readjustment upon the later of (i) the True-up and (ii) the date that actual taxes can be determined.

10.2.13. All amounts under the Contracts assigned to and assumed by Buyer pursuant to the Transaction Documents shall be apportioned between Seller and Buyer as of the Apportionment Time.

10.2.14. Water, sewer, vault, fuel, electricity, gas, and other utilities shall be apportioned between Seller and Buyer as of the Apportionment Time.

10.2.15. Buyer shall receive a credit for all deposits or advance payments received by Seller prior to the Closing Date in respect of the occupancy or use, after the Apportionment Time, of rooms, suites, banquet and meeting rooms, convention facilities and other facilities in the Hotel, or catering, food service and other services performed at the Hotel.

10.2.16. Buyer shall receive a credit for all accounts payable owing for goods and services furnished prior to the Apportionment Time. Buyer shall pay all accounts payable relating to goods and services for which orders have been placed but, as of the Apportionment Time, such goods and services have not yet been delivered or provided.

10.2.17. Except as otherwise expressly provided in this Agreement, there shall be no proration or adjustment for employee-related costs and expenses, including wages and salaries, bonuses, incentive compensation, commissions, workers’ compensation, sick pay, dues, vacation, pension and retirement payments (including any matching, profit sharing or other employer contributions to any defined contribution pension plan, any minimum funding contributions to any defined benefit pension plan and any employer contributions to any multiemployer plan), deferred compensation, remuneration in any other form (including any type of employee benefit or insurance), severance and payroll taxes payable on any such employee compensation or remuneration.

10.2.18. Seller shall retain the account or accounts that hold funds comprising any “Reserve Fund,” “FF&E reserve,” “reserve for replacements”.

10.2.19. If there are outstanding any commitments for the use of free room nights at the Hotel (other than free rooms to be provided through IHG’s frequent guest reward program or IHG’s associate program), then at Closing, Buyer shall receive a credit equal to (i) the number of free room nights so committed, multiplied by (ii) the average rooms department cost (as estimated by Seller per occupied room at the Hotel for the twelve months prior to Closing. If there are outstanding any commitments for free food and beverages at the Hotel (other than free food and beverages to be provided through IHG’s frequent guest reward program or other IHG corporate-level programs), then at Closing, Buyer shall receive a credit equal to the face value of such commitments.

10.2.20. All other expenses incurred in the ordinary course of business customarily prorated in the sale of a hotel shall be prorated at Closing and thereafter assumed by Buyer.

10.3. Tax Appeals.

10.3.1. If any appeal of any taxes or assessments is pending as of the Closing Date with respect to any tax period that has closed prior to the Closing Date, Seller shall be entitled to receive any rebate or credit resulting from such appeal, and shall pay all expenses of prosecuting such appeal.

10.3.2. If any appeal of any taxes or assessments is pending as of the Closing Date with respect to the period in which the Closing Date occurs (“Current Year Tax Appeal”), such taxes or assessments shall be re-prorated between Seller and Buyer as of the Apportionment Time in accordance with the results of such Current Year Tax Appeal. After Closing, Seller and Buyer shall cooperate in the prosecution of each Current Year Tax Appeal, if any, provided, that, Buyer shall control such prosecution to completion thereof and to settle or compromise any claim related thereto in its sole discretion. All third party costs and fees incurred in connection with any Current Year Tax Appeal, including legal fees and expenses, shall be paid by Seller to the extent due and payable prior to the Closing Date, and shall be paid by Buyer to the extent due and payable on or after the Closing Date, but upon completion of the Current Year Tax Appeal, all such costs and fees shall be prorated between Buyer and Seller in the same proportion as they bear re-prorated taxes and assessments.

10.4. Transaction Taxes. Seller shall be responsible for its federal and state income, franchise and similar taxes applicable to the transactions contemplated by this Agreement. Buyer shall be responsible for any bulk sales taxes, personal property sales taxes, and similar taxes applicable to the transactions contemplated by this Agreement.

10.5. Reserved.

10.6. Disputes with Respect to Adjustments. If Seller and Buyer, each acting reasonably and in good faith, cannot resolve any issue with respect to the adjustments described in this ARTICLE 10, they shall submit such issue for binding resolution by a nationally recognized accounting firm mutually acceptable to both parties (“Accounting Firm”). The parties shall bear equally all fees and expenses of the Accounting Firm in connection with the resolution of such issue, and each party shall bear its own legal, accounting and other fees and expenses incurred in connection with the resolution of the issue by the Accounting Firm. Such resolution shall be final and binding on the parties and judgment may be entered upon such resolution in any court having jurisdiction thereof. Seller and Buyer agree that the proceeding described in this Section 10.6 shall be conducted in Bethesda, Maryland.

10.7. Revenue Contracts and Reservations. Subject to the terms and provisions of Section 5.3 hereof, from and after Closing, Buyer shall honor all revenue contracts and reservations relating to the Hotel that (i) have been entered into as of the expiration of the Due Diligence Period, or (ii) are entered into after the expiration of the Due Diligence Period consistent with the historical practices of the Hotel.

10.8. Survival. This ARTICLE 10 shall survive Closing for a period of [one (1)] year after the Closing Date, except that no limitation on survival shall apply to Section 10.3.

ARTICLE 11. MISCELLANEOUS

11.1. Assignment. This Agreement shall bind and inure to the benefit of Seller and Buyer and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Buyer may, without Seller’s consent, assign its rights under this Agreement to an entity controlled by, controlling or under common control with Buyer. Except to the extent otherwise expressly permitted herein, Buyer shall not otherwise assign Buyer’s rights under this Agreement without the prior written consent of Seller, which consent may be withheld absolutely. Any subsequent assignment may be made only with the prior written consent of Seller. No assignment of Buyer’s rights hereunder made with Seller’s consent shall relieve Buyer of its liabilities under this Agreement. This Agreement is solely for the benefit of Seller and Buyer; there are no third party beneficiaries hereof (except to the extent expressly provided otherwise herein). Any assignment of this Agreement in violation of the foregoing provisions shall be null and void. Seller may freely assign this Agreement, or any right, duty or partial interest therein, to any Person, and Buyer agrees to pay the Purchase Price to the Seller and/or to any assignee or designee of Seller (including, without limitation, an Intermediary as contemplated by Section 11.11 hereof in the proportions determined by the original Seller (Heena Hotel LLC), provided, however, no assignment of Seller’s rights hereunder shall relieve Seller of its liabilities under this Agreement.

11.2. Notices. Notices and other communications required or permitted under this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service or by confirmed facsimile (with a copy of such facsimile notice simultaneously given by hand or recognized overnight delivery service). All notices shall be addressed as follows:

If to Seller:	with a copy to:

c/o Jiten Hotel Management, Inc. 495 Westgate Drive Brockton, Massachusetts 02301 Attention: Nayan C. Patel Tel. No.: 508/427-1667 Fax No.: 508/588-6905	Sherin and Lodgen LLP 101 Federal Street Boston, MA 02110 Attention: Joshua M. Bowman Paula G. Curry Tel. No.: 617/646-2000 Fax No.: 617/646-2222

If to Buyer:	with a copy to:

c/o Chesapeake Lodging Trust 1997 Annapolis Exchange Parkway, Suite 410 Annapolis, MD 21401 Attention: Rick Adams Tel. No.: 410/972-4143 Fax No.: 410/972-4180	Katten Muchin Rosenman LLP 2900 K Street, N.W. North Tower – Suite 200 Washington, D.C. 20007-5118 Attention: Christina Hassan, Esq. Tel. No.: 202/625-3555 Fax No.: 202/298-7570

If to Escrow Agent:

First American Title Insurance Company 333 Earle Ovington Blvd OMNI Building Uniondale, NY 11553 Tel. No.: 516/832-3274 Fax No.: 646/487-1348

or to such other addresses as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service, or upon electronically verified transmission, if such delivery is by facsimile or email. Notices may be given on behalf of a party by such party’s legal counsel.

11.3. Waiver of Jury Trial; Jurisdiction. Seller and Buyer each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated by this Agreement. Any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement shall be brought exclusively in the United States District Court for the Southern District of New York or a New York state court having jurisdiction, and Seller and Buyer agree that such courts are the most convenient forum for resolution of any such action and further agree to submit to the jurisdiction of such courts and waive any right to object to venue in such courts.

11.4. Counterparts and Effectiveness. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute a single binding instrument. Execution and delivery of this Agreement by facsimile shall be sufficient for all purposes and shall be binding on any Person who so executes.

11.5. Brokerage. Buyer represents to Seller that no broker, finder or similar consultant has acted on its behalf in connection with this Agreement or the transaction contemplated by this Agreement. Seller represents to Buyer that other than Wildedge Advisors LLC to which Seller shall pay a commission pursuant to separate written agreement, no broker, finder or similar consultant has acted on its behalf in connection with this Agreement or the transaction contemplated by this Agreement. Buyer and Seller each shall indemnify and hold the other harmless from claims made by any broker, finder or similar consultant claiming through it for a commission, fee or compensation in connection with this Agreement or the transaction contemplated by this Agreement. The indemnification obligations set forth in this Section 11.5 shall survive Closing or any termination of this Agreement.

11.6. Confidentiality. Buyer and Seller shall each maintain as confidential any and all information and material obtained about the other which is furnished to it by the other in connection with this Agreement, and such obligation shall survive any termination of this Agreement and shall survive Closing indefinitely. Buyer and Seller shall each maintain as confidential the terms of this Agreement and such obligation shall survive Closing and any termination of this Agreement, except such obligation shall terminate (i) on the Effective Date, with respect to the existence of a pending transaction in New York City for the sale of a newly-constructed hotel, the execution and delivery of this Agreement and any other terms of this Agreement customarily required to be disclosed by Buyer by the Securities and Exchange Commission, and (ii) at Closing, with respect to the Purchase Price and Closing Date and any other terms of this Agreement customarily required to be disclosed by Buyer by the Securities and Exchange Commission (provided that the foregoing confidentiality requirement shall not limit Seller’s or Buyer’s ability to utilize the form of this Agreement or form of any other Transaction Document). Confidential information shall not include information and material which (i) becomes generally available to the public other than as a result of a disclosure prohibited by this Section 11.6, (ii) is known to Buyer or Seller, as the case may be, on a non-confidential basis, prior to its receipt of such information and material from the other, or (iii) becomes available to Buyer or Seller, as the case may be, on a non-confidential basis from a source other than the other which is not prohibited from disclosing the same. Notwithstanding the foregoing, (i) each of Buyer and Seller may disclose confidential information to its employees, agents or advisors, to potential investors or lenders, and to other third parties (to the extent such disclosure is required in order to consummate the transactions described in this Agreement), in each case on a need-to-know basis after the recipients of the information have been informed of the confidential nature of such information and directed not to disclose such information except in accordance with this Section 11.6, (ii) each of Buyer and Seller may disclose confidential information to the extent required by any Legal Requirement or the rules of any applicable securities market or exchange or agency which regulates the foregoing, and (iii) Buyer and Seller, following prior notice to and consultation with the other, may disclose the transaction contemplated by this Agreement to the extent necessary to obtain consents or approvals contemplated by this Agreement.

11.7. Bulk Sales Compliance. Seller and Buyer acknowledge that they do not intend to comply with and have agreed to waive the provisions of any statutory bulk sale or similar requirements applicable to the transactions contemplated by this Agreement, and Seller and Buyer agree to rely upon the adjustment and indemnification provisions of this Agreement to address any matters that would otherwise be subject to such bulk sale requirements. Notwithstanding the foregoing, Seller agrees to execute and deliver the Notification of Sale, Assignment or Transfer in Bulk attached hereto as Exhibit F, to the extent required to do so under New York law.

11.8. Public Announcements. Neither Seller nor Buyer shall make any public statement or issue any press release prior to the Closing with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party, except as otherwise required by applicable Legal Requirements or the rules of any applicable securities market or exchange or agency which regulates the foregoing. If either party determines that applicable Legal Requirements require disclosure of this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, then, not less than twenty-four (24) hours prior to such disclosure, such party shall notify and provide the other party an opportunity to comment on the disclosing party’s form of press release, securities filing or other written disclosure. Seller acknowledges that Buyer is required by the Securities and Exchange Commission to issue a press release on the Closing Date or immediately thereafter and Buyer shall provide a copy of such press release to Seller at least two (2) Business Days prior to Closing.

11.9. Recordation. Neither Seller nor Buyer shall record this Agreement or any notice of this Agreement in the land records of any jurisdiction, except that Buyer shall be permitted to file a lis pendens in connection with the preservation of its right hereunder to maintain an action for specific performance pursuant to Sections 6.2 and 8.3.

11.10. Time of Essence. Time is of the essence with respect to all obligations of Seller and Buyer under this Agreement.

11.11. Like-Kind Exchange. Notwithstanding anything contained herein to the contrary, Buyer acknowledges that Seller may designate the Hotel as relinquished property to consummate a like-kind exchange or reverse like-kind exchange under Section 1031 of the Code (an “Exchange”) with respect to property that Seller will acquire either prior to or within one hundred eighty (180) days after Closing hereunder (the “Replacement Property”). In the event that Seller designates the Hotel as relinquished property to consummate an Exchange through the use of a qualified intermediary (the “Intermediary”) and/or Exchange Accommodation Titleholder (“EAT”), Buyer agrees to cooperate in structuring the transaction as an Exchange for the benefit of Seller and Buyer agrees to render all required performance under this Agreement to either the Intermediary or the EAT (either the Intermediary or the EAT referred to herein as the “Assignee”) to the extent reasonably directed by Seller and to accept performance of all of Seller’s obligations by the Assignee. Buyer agrees that performance by the Assignee will be treated as performance by Seller, and Seller agrees that Buyer’s performance to the Assignee will be treated as performance to Seller. No assignment of rights under this Agreement to an Assignee shall effect a release of Seller from obligations under this Agreement and Seller shall unconditionally guarantee the full and timely performance by the Assignee of each and every one of the representations, warranties, indemnities, obligations and undertakings of Seller under this Agreement (and any amendments or modifications hereto). As such guarantor, Seller shall be treated as a primary obligor with respect to those representations, warranties, indemnities, obligations and undertakings, and, in the event of a breach, Buyer may proceed directly against Seller on this guarantee without the need to join or seek performance or collection from the Assignee. In addition, (i) Buyer shall incur no additional liability in connection with the Exchange or its cooperation hereunder; (ii) Buyer shall not be required to take title to any property with respect to the Exchange; (iii) Seller shall be solely responsible for any and all costs associated with the Exchange, including, without limitation (a) costs to prepare the necessary agreements, escrow instructions and other documents relating to the Exchange; (b) escrow costs, broker’s commissions, title charges, recording costs or other charges relating to the Exchange; and (c) attorneys’ fees and other costs incurred by Buyer and/or Seller relating to the Exchange; (iv) the Closing shall not be contingent upon the Exchange, and the Exchange shall not delay the Closing; and (v) Seller shall save, protect, defend, indemnify and hold the Buyer Indemnified Parties harmless from any and all additional costs, liabilities or expenses as a result of the Exchange or its cooperation hereunder. This Section 11.11 shall survive the Closing indefinitely.

11.12. Attorneys’ Fees. If either Buyer or Seller shall employ an attorney to enforce its rights pursuant to this Agreement or any of the documents and agreements delivered at Closing, then, in addition to the other amounts and remedies to which the prevailing party may be entitled pursuant to the other provisions of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for reasonable attorneys’ and experts’ fees and expenses including the costs of any litigation and appeal but excluding any incidental, consequential, punitive or other special damages. This Section 11.12 shall survive the Closing and any termination of this Agreement.

11.13. No Offer. Submission of this Agreement to Buyer does not constitute an offer to sell. This Agreement shall become effective only upon execution and delivery thereof by Seller and Buyer.

[Signatures on following page]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the Effective Date:

SELLER:

HEENA HOTEL LLC, a New York limited liability company

By:	/s/ Khandu Patel
Name:	Khandu Patel
Its:	Member Manager

BUYER:

CHSP 31ST STREET LLC, a Delaware limited liability company

By:	/s/ Graham J. Wootten
Name:	Graham J. Wootten
Its:	VP & Secretary

JOINDER OF ESCROW AGENT

The undersigned is joining this Agreement to evidence its agreement to receive, hold and disburse the Deposit in accordance with the terms of the Agreement.

TERRA NOVA TITLE & SETTLEMENT SERVICES

By:	/s/ Christopher Clarke
Name:	Christopher Clarke
Its:	President

SCHEDULES AND EXHIBITS

Schedules

1.1.37	Legal Description

3.5	Pending Actions

3.6	Violations of Law

3.8	Equipment Leases / Personal Property Title Encumbrances

3.9	Contracts

3.10	Leases

3.11	Plans and Specifications

3.15	Environmental Disclosure

3.17	Warranties

7.4	Allocation of Closing Costs

Exhibits

A	Form of Deed

B	Form of Bill of Sale

C	Form of Assignment and Assumption of Contracts and Leases

D	Excluded Property

E	Affidavit in Lieu of Registration

F	Notification of Sale, Assignment or Transfer in Bulk

SCHEDULE 1.1.37

Legal Description

Schedule 3.5

SCHEDULE 3.5

Pending Actions

None

SCHEDULE 3.6

Violations of Law

None, except as disclosed on Buyer’s Title Commitment

SCHEDULE 3.8

Equipment Leases; Personal Property Title Encumbrances

None

Schedule 3.8

SCHEDULE 3.9

Contracts

1.	ADT Commercial Sales Agreement dated as of April 18, 2011

2.	Microsoft Select License Agreement (Opera Express) dated November 30, 2010

Schedule 3.9

SCHEDULE 3.10

Leases

None

Schedule 3.10

SCHEDULE 3.11

Plans and Specifications

(all are dated July 2, 2010, except as noted)

1.	Site Plan

2.	Architectural Floor Plans

3.	Architectural Elevations

4.	Enlarged Guest Room Furnishing Plans

5.	Civil/Site Plan

6.	Architectural Plans including Reflected Ceiling Plans, Wall/Ceiling Assembly Details, Enlarged Guest Room Furnishing Plans

7.	Structural Plan

8.	Mechanical Plan

9.	Electrical Plan

10.	Plumbing Plan

Schedule 3.10

SCHEDULE 3.15

Environmental Disclosure

1. Phase I Environmental Site Assessment Report dated as of August 23, 2007 by Hydro Tech Environmental, Corp.

SCHEDULE 3.17

Warranties

See attached vendor list.

SCHEDULE 7.4

Allocation of Closing Costs

Standard Title Premiums	Buyer
ALTA Extended Coverage	Buyer
Endorsements	Buyer
Recording / Clerk’s Fees (Except Release/Discharge Documents)	Buyer
Recording / Clerk’s Fees Release/Discharge Documents	Seller
Escrow / Settlement Fees	50/50 Split
New York City Transfer Tax	Seller
New York State Transfer Tax	Seller
New York City Mortgage Tax	Buyer
Sales Tax on Personal Property	Buyer

All fees, taxes, premiums and other costs associated with Buyer’s financing shall be paid by Buyer.

[Split in accordance with local custom]

EXHIBIT A

Form of Deed1

BARGAIN & SALE DEED

With Covenant Against Grantors’ Acts

-to-

Block

Lot

County:

Record and Return to:

[1]	To be revised to reflect local requirements. [ALL EXHIBITS SUBJECT TO REVIEW BY BUYER’S LOCAL COUNSEL AND FURTHER REVIEW BY BUYER AND TITLE COMPANY]

THIS INDENTURE, made as of the             day of             , 200    , between             having an address at             , party of the first part, and             , having an address at             , party of the second part,

WITNESSETH that the party of the first part, in consideration of Ten ($10.00) Dollars and other good and valuable consideration, paid by the party of the second part, does hereby grant and release unto the party of the second part, the heirs or successors and assigns of the party of the second part forever,

ALL right, title and interest of the said party of the first part of, in and to all that certain plot, piece or parcel of land, with the buildings and improvements thereon, erected, situate, lying and being in the Borough of Manhattan, County of New York and State of New York, and more particularly bounded and described as follows:

SEE SCHEDULE “A” ATTACHED

BEING and intended to be the same premises conveyed to the party of the first part by Deed dated             and recorded on             in the Office of             , in Reel             , Page             .

TOGETHER with all right, title and interest, if any, of the party of the first part in and to any streets and roads abutting the above described premises to the center lines thereof,

TOGETHER with the appurtenances and all the estate and rights of the party of the first part in and to said premises,

TO HAVE AND TO HOLD the premises herein granted unto the party of the second part, the heirs, or successors and assigns of the party of the second part forever.

AND the party of the first part covenants that the party of the first part has not done or suffered anything whereby the said premises have been encumbered in any way whatever, except as aforesaid.

AND the party of the first part, in compliance with Section 13 of the Lien Law, covenants that the party of the first part will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payments of the cost of the improvement before using any part of the total of the same for any other purpose.

The word “party” shall be construed as if it read “parties” whenever the sense of this indenture so requires.

IN WITNESS WHEREOF, the party of the first part has duly executed this deed the day and year first above written.

ACKNOWLEDGEMENT TAKEN IN NEW YORK STATE

State of New York, County of             , ss:

On the day of in the year         , before me, the undersigned personally appeared

, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

[UNIFORM FORM OF ACKNOWLEDGEMENT TAKEN OUTSIDE NEW YORK STATE]

State of                                 )

County of                             ) ss.:

On the             day of             in the year 20            , before me, the undersigned, personally appeared             , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument             and he/she/they acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the             (Insert the city or other political subdivision and the state or country or other place where the acknowledgement was taken.)

Notary Public

SCHEDULE A TO BARGAIN AND SALE DEED

Legal Description

EXHIBIT B

Form of Bill of Sale

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is made as of             , 2011, by HEENA HOTEL LLC, a New York limited liability company (“Seller”), in favor of CHSP 31ST STREET LLC, a Delaware limited liability company (“Buyer”).

RECITALS:

Pursuant to the Agreement of Purchase and Sale dated as of             , 200     (as amended or assigned, “Purchase Agreement”), by and between Seller and Buyer, Seller has agreed to sell to Buyer certain real property located in the County of New York, State of New York, which is more fully described on Schedule 1 (“Real Property”). In connection with such sale of the Real Property, Seller has agreed to assign to Buyer all of Seller’s right, title and interest in, to and under all of the Personal Property (defined below).

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual covenants set forth in this assignment and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.	Certain Defined Terms. Capitalized terms used but not otherwise defined in this Bill of Sale shall have the meanings given to them in the Purchase Agreement.

2.	Transfer of Property. Seller hereby sells, assigns, conveys, transfers, and grants to Buyer all of Seller’s right, title and interest in, to and under the following (collectively, but excluding the Excluded Property, “Personal Property”): the Consumables, the Furnishings, the Inventories, the Miscellaneous Hotel Assets, the assignable Permits and the assignable Intellectual Property, each with respect to the Hotel located on the Real Property.

3.	Binding Effect. This Bill of Sale shall be binding upon Seller and its successors and assigns, and shall inure to the benefit of Buyer and its successors and assigns.

[Signature on following page]

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the date first above written.

HEENA HOTEL LLC

By:
Name:
Title:

SCHEDULE 1 TO BILL OF SALE

Legal Description

EXHIBIT C

Form of Assignment and Assumption of Contracts and Leases

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Assignment”) is made as of             , 2011, between             (“Assignor”), and CHSP 31ST STREET LLC, a Delaware limited liability company (“Assignee”).

RECITALS:

Pursuant to the Agreement of Purchase and Sale dated as of             , 200     (as amended or assigned, “Purchase Agreement”), by and between Assignor and Assignee, Assignor has agreed to sell to Assignee certain real property located in the County of New York, State of New York, which is more fully described on Schedule 1 (“Real Property”). In connection with such sale of the Real Property, Assignor has agreed to assign to Assignee, and Assignee has agreed to accept and assume, all of Assignor’s right, title and interest in, to and under all of the Contracts [and Leases].

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual covenants set forth in this Assignment, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.	Certain Defined Terms. Capitalized terms used but not otherwise defined in this Assignment shall have the meanings given to them in the Purchase Agreement.

2.	Assignment. Assignor hereby sells, assigns, conveys, transfers and grants to Assignee all of Assignor’s right, title and interest in, to and under the Contracts and Leases. Assignor retains all obligations of Assignor accruing prior to the date hereof under or with respect to the Contracts and Leases except to the extent any such obligation is prorated and adjusted pursuant to ARTICLE 10 of the Purchase Agreement.

3.	Assumption. Assignee hereby accepts all of Assignor’s right, title and interest in, to and under the Contracts. Assignee hereby assumes all the duties, obligations and liabilities of Assignor accruing from and after the date hereof under or with respect to the Contracts and Leases.

4.	Binding Effect. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

5.	Counterparts. This Assignment may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment under seal as of the date first above written.

ASSIGNOR:

HEENA HOTEL LLC

By:
Name:
Title:

ASSIGNEE:

CHSP 31ST STREET LLC

By:
Name:
Title:

SCHEDULE 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT

Description of Real Property

EXHIBIT D

EXCLUDED PROPERTY

The following, as they pertain to Seller:

All appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including without limitation (a) budgets prepared by or on behalf of Seller or any affiliate of Seller and (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege or which are subject to a confidentiality agreement.

Any insurance proceeds received by Seller either before or after Closing and attributable to events which occurred prior to Closing, except to the extent that all or any portion of such proceeds are to be provided to Buyer pursuant to Article IX of the Agreement.

Proprietary software and intellectual property owned by third parties and/or licensed through Licensor.

The name or logo of the Holiday Inn brand, which cannot be removed.

Exhibit E

Affidavit in Lieu of Registration

Exhibit F

Notification of Sale, Assignment or Transfer in Bulk